Exhibit 4(b)(v)
New Zealand Share Sale
Deed
Hale International Limited
Six Continents Limited
HANZ Holdings (New Zealand) Limited
Eureka Funds Management Limited (as
trustee and manager of the Alternative
Investment (Hotel and New Zealand) Private
Syndicate)

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Date	1 September 2005

Parties
Hale International Limited which has its registered office C/o HWR Services Limited, Craigmuir CHMB P O Box 71 Road Town Tortola, Tortola, British Virgin Islands. (Vendor)

Six Continents Limited which has its registered office at 67 Alma Road, Windsor, Berkshire SL4 3HD ( Vendor’s Guarantor)

HANZ Holdings (New Zealand) Limited C/o Russell McVeagh, Level 30, Vero Centre, 48 Shortland Street, Auckland, New Zealand (Purchaser)

Eureka Funds Management Limited (ABN 47 107 346 841) as trustee and manager of the Alternative Investment (Hotel and New Zealand) Private Syndicate (HANZ Trust) of Level 10, 1 Alfred Street, Sydney, NSW 2000 (Purchaser Guarantor)
Recitals
A.	The Vendor agrees to sell and the Purchaser agrees to purchase the Sale Shares under the following terms and conditions.

B.	Contemporaneously with the execution of this Deed the Australian Sale Contract is to be executed and on Completion the following documents are to be executed:
(a)	the Australian Management Contracts and the Australian Non Disturbance Deeds; and

(b)	the NZ Management Contract and the NZ Non Disturbance Deed; and

(c)	the Portfolio Side Agreement and the Shared Services Agreement.
C.	In consideration of the Vendor agreeing to sell the Sale Shares to the Purchaser, the Purchaser Guarantor agrees to guarantee the Purchaser Guaranteed Obligations.

D.	In consideration of the Purchaser agreeing to buy the Sale Shares from the Vendor, the Vendor’s Guarantor agrees to guarantee the Vendor Guaranteed Obligations.
Operative provisions
1	Definitions and interpretation
Definitions
1.1	In this Deed unless the context requires another meaning:

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Accounting Standards means:
(a)	the accounting standards in New Zealand under the Financial Reporting Act 1993 (including all applicable Financial Reporting Standards) and standards applicable for the purposes of the Companies Act 1993;

(b)	the requirements of the Financial Reporting Act 1993 and the Companies Act 1993 for the preparation and content of financial statements, director’s reports and auditor’s reports;

(c)	if no accounting standard applies under the Financial Reporting Act 1993 (including under a Financial Reporting Standard) in relation to an accounting practice, the standards used and understood by the New Zealand Accounting Standards Review Board and/or the Institute of Chartered Accountants of New Zealand ;

(d)	generally accepted and consistently applied accounting principles and practices in New Zealand, except those inconsistent with the standards or requirements referred to in paragraphs (a) (b) or (c).
Accounts means Business Accounts or Company Accounts or both, as the context requires.
Accounts Date means 31 July 2005.
Action Procedures means the procedures for instituting or defending legal action in the name of another party specified in clauses 9.6, 9.7 and 9.8.
Actual Adjustment Amount means the cash sum determined in accordance with Schedule 4.
Adjustment Amount means the difference between the Actual Adjustment Amount as shown in the Adjustment Statement and the Estimated Adjustment Amount.
Adjustment Statement means the statement prepared in accordance with clause 7 and Schedule 4.
Assessment means something which creates or evidences an obligation on the Vendor (directly or indirectly) to pay an ascertained amount of Tax at or before a fixed time, such as any document received from a Government Agency administering any Tax assessing, imposing, claiming or indicating an intention to claim any Tax (such as an assessment, penalty notice or demand).
Assets means the assets owned or used by the Company in conducting the Business and for the avoidance of doubt does not include the Brands.
Audit means in relation to any Tax, any audit, investigation, review, information request or any other enquiry of any kind undertaken by a Government Agency.
Auditor means Ernst & Young.
Australian Companies means:
(a)	H.I. (Coogee) Pty Limited ACN 089 606 628;

(b)	H.I. (Melbourne) Pty Limited ACN 081 088 959;

(c)	H.I. (Canberra) Pty Limited ACN 096 253 851;

(d)	(d) H.I. (Perth) Pty Limited ACN 081 089 616;

(e)	H.I. (Terrigal) Pty Limited ACN 081 759 560;

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(f)	H.I. (Potts Point) Pty Limited ACN 081 089 090;

(g)	H.I. (Townsville) Pty Limited ACN 092 022 269;

(h)	Centra Victoria Pty Limited ACN 081 122 125;

and Australian Company means any one of them.
Australian Management Contracts means the management contract for each of the Australian Properties, substantially in the form set out in Schedules 11 and 23 of the Australian Sale Contract.
Australian Non Disturbance Deeds means the non disturbance deed for each of the Australian Properties, substantially in the form set out in Schedule 12 of the Australian Sale Contract.
Australian Properties means the Properties defined in the Australian Sale Contract.
Australian Sale Contract means the contract dated on or about the date of this Deed between the Purchaser and the Australian Vendors for the sale and purchase of the shares in the Australian Companies and the units in the Australian Trusts.
Australian Trusts means:
(a)	HI (Coogee) Trust;

(b)	HI (Canberra) Trust;

(c)	HI (Townsville) Trust;

(d)	HI (Melbourne) Trust;

(e)	HI (Perth) Trust;

(f)	HI (Terrigal) Trust;

(g)	HI (Potts Point) Trust;

and Australian Trust means any one of them.
Australian Vendors means Holiday Inns Holdings (Australia) Pty Limited, SPHC Group Pty Limited and HIA (T) Pty Limited.
Authorisation means:
(a)	any authorisation, approval, licence, permit, consent, qualification, accreditation, filing, registration, certificate, resolution, direction, declaration, or exemption; and

(b)	for anything which a Government Agency may prohibit or restrict within a specified period after it is notified, the expiry of that period without intervention or action by that Government Agency.
Books and Records means originals and copies in machine readable or printed form of all registers, books, reports, correspondence, files, records, accounts, documents and other material in the possession or control of the Company or the Vendor about or used in connection with the Company including all:
(a)	information contained in the Data Room;

(b)	operational and financial records contained in People Soft 2002;

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(c)	employment records;

(d)	documents of title for the Assets; and

(e)	registers required to be maintained by the Companies Act 1993 or the constitution or other constituent documents of the Company and all minute books of meetings of directors and members on and from the date that is 6 years prior to the date of Completion;
but does not include any of the items referred to above which relate to the Brands.
Brands means the words, expressions, Iogos, marks and any other expressions which relate to any hotel brands owned by entities ultimately owned by InterContinental Hotels Group PLC, including without limitation the brands listed in Schedule 19.
Brand Standard Books means the brand standard books for InterContinental, Crowne Plaza and Holiday Inn brands made available at the Vendors’ Solicitor’s offices.
Business Accounts means the pro forma accounts of the IHG Business as at the Accounts Date, as set out in Schedule 5.
Business means the business carried on by the Company of owning and managing the InterContinental Hotel Wellington as at the date of this Deed.
Business Day means a day that is not a Saturday, Sunday or a public holiday or bank holiday in Sydney or Wellington.
Cash means the cash in hand at the Property and any cash held in a bank account of the Company.
Claim means any claim, cost, damages, debt, expense, Tax, GST, any related interest, expense, fine, penalty or other charge on any Tax, or Liability, loss, allegation, suit, action, demand, cause of action or proceeding of any kind irrespective of:
(a)	how or when it arises;

(b)	whether it is actual or contingent;

(c)	whether or not it is in respect of legal or other costs, damages, expenses, fees or losses;

(d)	whether or not it is in respect of a breach of trust or of a fiduciary or other duty or obligation; and

(e)	whether or not it arises at law or in any other way.
Company means SPHC Equities Limited.
Company Accounts means the pro forma accounts of the Company as at the Accounts Date, as set out in Schedule 5.
Company Intercompany Debt means any monies owed by the Company to the Vendor Group on the Vendor Intercompany Debt Repayment Date.
Completion means completion of the sale and purchase of the Sale Shares under clause 6 of this Deed.
Completion Date means 31 October 2005 or such other date as notified to the Purchaser in accordance with clause 6.4 or 6.6.

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Completion Payment Amount means $55,078,485.
Confidential Information means all:
(a)	know-how, trade secrets, ideas, concepts, technical and operational information, owned or used by the Company, or other such information of the Vendor Group;

(b)	information concerning the affairs or property of the Company or the Business, property or transaction in which the Company may be or may have been concerned or interested;

(c)	details of any customers or suppliers of the Company and the Business;

(d)	information about the terms or effect of this Deed; and

(e)	information which by its nature or by the circumstances of its disclosure, is or could reasonably be expected to be regarded as confidential to:
(i)	the Company; or

(ii)	any third party with whose consent or approval the Company uses that information.
Confidentiality Deed Poll means the deed poll executed by the Purchaser on 22 April 2005.
Consent means any consent of a person listed in column 11 of Schedule 20 required under the documents listed in column 2 of Schedule 20 to the matters contemplated by this Deed.
Contracts means any contract or agreement to which the Company is a party or by which the Company may be bound and which:
(a)	is not capable of being terminated without compensation at any time or with 12 months’ notice or less and which involves or may involve total annual expenditure in excess of $25,000; or

(b)	involves or may involve total annual expenditure in excess of $250,000, as listed in Schedule 13.
Control or Controlled means the possession directly or indirectly of the power, whether or not having statutory, legal or equitable force, and whether or not based on statutory, legal or equitable rights, directly or indirectly to control the membership of the board of directors or any other governing body of the relevant entity or to otherwise directly or indirectly direct or influence the direction of the management and policies of that entity whether by means of trust, agreements, arrangements, understandings, practices, the ownership of any interest in shares or stock of the entity or otherwise.
Data Room means the virtual data room made available to the Purchaser by the Vendor or the Australian Vendors or their respective advisers, including the website at “https://www.sydney.bakerextra.com” to which the Purchaser was provided a password to access the website together with the Brand Standards Books and Hotel Property Plans.
Demand means a written notice of, or demand for, an amount payable.
Deposit means the sum of $6,100,000.
Deposit Account means the bank account established under clause 3.
Deposit Letter means a letter substantially in the form of the letter set out in Schedule 7.

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Disclosure Index means the index referred to in Schedule 8.
Disclosure Material means the material identified in the Disclosure Index and the Brand Standards Books and Hotel Property Plans which the Vendor has made available for inspection by the Purchaser and its representatives and, for the avoidance of doubt, includes the RFI Responses.
Disclosure Schedule means Schedule 17 of this Deed.
Dispute Notice means a written notice under clause 7.5 of any dispute about the Adjustment Statement.
Dollars and $ means the lawful currency of New Zealand, unless otherwise stated
Employee means all employees:
(a)	who are employed in the Business as at the date of this Deed; or

(b)	who are employed in the Business after the date of this Deed,

and who are still employed at Completion.
Estimated Adjustment Amount means $178,485 (as an adjustment in favour of the Vendor).
Excluded Assets means those assets, contracts and rights details of which are set out in Schedule 9.
Excluded Representation means any statement, representation, warranty, promise, undertaking or agreement in connection with the Sale Shares or the Company made by a member of the Vendor Group or any person acting, or purporting to act, on behalf of a member of the Vendor Group or resulting from or implied by conduct made in the course of communications or negotiations in connection with the Sale Shares or the Company not expressly set out in this Deed.
Expert means an independent firm of chartered accountants selected under clause 7.8.
Financial Reporting Standard means an “Applicable financial reporting standard” as defined in the Financial Reporting Act 1993.
Government Agency means:
(a)	a government, whether foreign, federal, state, territorial or local;

(b)	a department, office or minister of a government acting in that capacity; or

(c)	a commission, delegate, instrumentality, agency, board or other governmental, semi-governmental, judicial, administrative, monetary or fiscal authority, whether statutory or not.
GST means goods and services tax payable under the Goods and Services Tax Act 1985 (NZ) or any like tax.
HI (Coogee) Trust means the trust known as HI (Coogee) Trust, constituted by a trust deed dated 12 October 1999.
HI (Canberra) Trust means the trust known as HI (Canberra) Trust, constituted by a trust deed dated 23 March 2001.

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HI (Ports Point) Trust means the trust known as HI (Potts Point) Trust, constituted by a trust deed dated 19 December 1997.
HI (Townsville) Trust means the trust known as HI (Townsville) Trust, constituted by a trust deed dated 19 April 2000.
HI (Melbourne) Trust means the trust known as HI (Melbourne) Trust, constituted by a trust deed dated 19 December 1997.
HI (Perth) Trust means the trust known as HI (Perth) Trust, constituted by a trust deed dated 19 December 1997.
HI (Terrigal) Trust means the trust known as HI (Terrigal) Trust, constituted by a trust deed dated 2 March 1998.
Holding Trust means the trust known as HIA Hotels Trust, constituted by a trust deed dated 19 June 1997.
Hotel Property Plans means the plans for the Property made available to the Purchaser at the Property.
IHG Business means the InterContinental Hotel Wellington business carried on by SPHC (NZ) Holdings Limited up until the completion date under the Restructuring Agreement, and excludes any other business or other activities carried on by SPHC (NZ) Holdings Limited.
Income Tax means tax imposed upon income, profits, or gains (including capital gains).
Industrial Instrument means a collective agreement as defined in the Employment Relations Act 2000.
Input Tax Credit has the meaning given to it in the Goods and Services TaxAct 1985.
Insurance Policies means all policies of insurance held by or for the benefit of the Company up to Completion.
Intercompany Payables has the meaning given to it in Schedule 4.
Intercompany Receivables has the meaning given to it in Schedule 4.
Interest Rate means the rate which is 2% above the minimum rate of interest charged by the Commonwealth Bank of Australia to corporate customers on overdrafts of $100,000 or more (as published from time to time in the Australian Financial Review or, if not published, as notified by the Commonwealth Bank of Australia to the Vendor).
Liabilities means all liabilities, whether actual or contingent, present or future, quantified or unquantified.
Liquor Licence means each liquor licence in respect of the Property identified in the Disclosure Material.
Loss means any damage, loss, claim, liability or expense.
Manager means Southern Pacific Hotel Corporation Pty Limited ACN 008 413 367.
Member Employee means Employees who are the Company’s Band 4 remuneration category and above.
NZ Management Contract means a management contract substantially in the form of the management contract set out in Schedule 11 of this Deed.

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NZ Non Disturbance Deed means a non disturbance deed dated on or about the date of this deed, substantially in the form of the non disturbance deed set out in Schedule 12 of this Deed.
Permitted Encumbrance means:
(a)	a charge or lien arising in favour of a Government Agency by operation of statute for council rates unless there is default in payment of money secured by that charge or lien;

(b)	any mechanics’, workmen’s or other like lien arising in the ordinary course of business; or

(c)	any retention of title, equipment or asset lease, asset hire purchase agreement or equivalent security interest entered into in the ordinary course of day-to-day trading or operations;

(d)	in respect of the Property, encumbrance 5057388.3 in favour of AMP NZ Office Featherston Street Limited on certificate of title WN59A/373.
Plant and Equipment means all fixed and loose plant, equipment, machinery, furniture, fixtures and fittings, computer hardware, vehicles, and all other tangible assets owned by the Company.
Portfolio Side Agreement has the meaning given to it in the Australian Sale Contract.
Post-Completion Tax Period means any Tax period beginning after Completion and that portion of any Straddle Year beginning after Completion.
Pre-Completion Tax Period means any Tax period ending on or before Completion and that portion of any Straddle Year ending on Completion.
Property means the property detailed in Schedule 10 and all improvements on that property.
Purchase Price means the amount of $61,000,000.
Purchaser Group means the Purchaser and all other entities Controlled by the Purchaser’s ultimate holding company and after Completion, includes the Company.
Purchaser Guaranteed Obligations means the obligations of the Purchaser Guarantor as set out in clause 12.8.
Purchaser’s Financer means the National Australia Bank Limited.
Restructuring Agreement means the Agreement for Sale and Purchase of Real Estate dated 2 August 2005 between SPHC (NZ) Holdings Limited and the Company, pursuant to which the IHG Business and assets used in the IHG Business were sold to the Company with effect on 31 August 2005.
RFI Responses means the written answers to questions and requests for further information made by the Purchaser and its employees, representatives and advisers (including directors, partners, officers and employees of its advisers) through the formal request for information/RFI process and forming part of the Disclosure Material.
Sale means the sale and purchase of the Sale Shares in accordance with this Deed.
Sale Shares means all of the shares in SPHC Equities Limited together with all rights attaching to those shares as at Completion (including ordinary shares and redeemable preference shares).

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Security Interest means an interest in an asset which provides security for, or protects against default by, a person for the payment or satisfaction of a debt, obligation or liability including a mortgage, charge, bill of sale, pledge, deposit, lien, encumbrance, hypothecation, arrangement for the retention of title, option, lease, hire or hire purchase, restriction as to transfer, use or possession, easement or subordination and includes a security interest as defined in the Personal Property Securities Act 1999 (NZ) (excluding a Permitted Encumbrance).
Shared Services Agreement means the shared services agreement between the Manager and the Company in the form set out in Schedule 25 of the Australian Sale Deed.
Specified Provision means a Warranty, indemnity or any covenant, undertaking, representation or warranty provided by the Vendor to the Purchaser pursuant to this Deed and for the avoidance of doubt includes the indemnities contained in Schedule 18.
Stakeholder means Jones Lang LaSalle Hotels (NSW) Pty Limited, as Vendor’s agent.
Straddle Year means a Tax Year commencing before but ending after Completion.
Tax means a tax, levy, charge, impost, deduction, withholding or duty of any nature (including stamp and transaction duty) including any penalty, interest or similar amounts charged in relation to any of the foregoing at any time:
(a)	imposed or levied by any Government Agency; or

(b)	required to be remitted to, or collected, withheld or assessed or re-assessed by, any Government Agency;.
Tax Demand means a Demand or assessment from a Government Agency requiring the payment of any Tax in respect of which the Vendor may be liable (directly or indirectly) under this Deed.
Tax Relief means any relief, allowance, exemption, exclusion, set-off, deduction, loss, rebate, refund, right to repayment or credit granted or available in respect of a Tax under any law.
Tax Return means all returns, lodgements and instalments made to a Taxation Authority;
Taxation Authority means any person or agency authorised by law to impose, collect or otherwise administer any Tax.
Tax Years means the income year ending on 31 December or other period in respect of which Income Tax is payable.
Transaction Bank means the National Australia Bank Limited.
Vendor means Hale International Limited.
Vendor’s Solicitors means Lee Salmon Long Barristers and Solicitors of Level 31, Vero Centre, 48 Shortland Street, Auckland, New Zealand.
Vendor Group means InterContinental Hotels Group PLC (which has its registered office at 67 Alma Road, Windsor, Berkshire SL4 3HD) and all entities Controlled by InterContinental Hotels Group PLC but excludes the Company.
Vendor Guaranteed Obligations means the obligations of the Vendor’s Guarantor as set out in clause 12.1.
Vendor Intercompany Debt means any monies owed by the Vendor Group to the Company on the Vendor Intercompany Debt Repayment Date.

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Vendor Intercompany Debt Assignment Steps means the steps set out in Schedule 21 of this Deed or such other steps as specified by the Vendor and consented to by the Purchaser, such consent by the Purchaser not to be withheld so long as the steps achieve the objective of discharging all of the Vendor Intercompany Debt and the Company Intercompany Debt as at the Vendor Intercompany Debt Repayment Date.
Vendor Intercompany Debt Repayment Date means any date on or before the Completion Date as reasonably determined by the Vendor.
Warranties means the representations, warranties and covenants made by the Vendor under clause 8.3 and Warranty means any one of them.
Interpretation
1.2	In this Deed, unless the context otherwise requires:
(a)	a reference:
(i)	to the singular includes the plural and vice versa;

(ii)	to a gender includes all genders;

(iii)	to a document (including this Deed) is a reference to that document (including any Schedules and Annexures) as amended, consolidated, supplemented, novated or replaced;

(iv)	to an agreement includes any deed, agreement or legally enforceable arrangement or understanding whether written or not;

(v)	to parties means the parties to this Deed and to a party means a party to this Deed;

(vi)	to a notice means all notices, approvals, demands, requests, nominations or other communications given by one party to another under or in connection with this Deed;

(vii)	to a person (including a party) includes:
(A)	an individual, company, other body corporate, association, partnership, firm, joint venture, trust or Government Agency;

(B)	the person’s successors, permitted assigns, substitutes, executors and administrators; and
(viii)	to a law:
(A)	includes a reference to any constitutional provision, subordinate legislation, treaty, decree, convention, statute, regulation, rule, ordinance, proclamation, by-law, judgment, rule of common law or equity or rule of any applicable stock exchange; and

(B)	is a reference to that law as amended, consolidated, supplemented or replaced; and

(c)	is a reference to any regulation, rule, ordinance, proclamation, by-law or judgment made under that law;
(ix)	to proceedings includes litigation, arbitration, and investigation;

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(x)	to a judgement includes an order, injunction, decree, determination or award of any court or tribunal;

(xi)	to time is a reference to Sydney time;
(b)	headings are for convenience only and are ignored in interpreting this Deed;

(c)	a warranty, representation, covenant or obligation given or entered into by more than one person binds them jointly and severally;

(d)	if a period of time is specified and dates from, after or before, a given day or the day of an act or event, it is to be calculated exclusive of that day;

(e)	if a payment or other act must (but for this clause) be made or done on a day which is not a Business Day, then it must be made or done on the next Business Day;

(f)	the words “including” or “includes” mean “including but not limited to” or “including without limitation”;

(g)	where a word or phrase is defined, its other grammatical forms have a corresponding meaning; and

(h)	this Deed must not be construed adversely to a party solely because that party was responsible for preparing it
Payments
1.3	Unless the context otherwise requires, where an amount is required to be paid to a party (Receiving Party) by another party (Paying Party) under this Deed, that amount must be paid by immediately available funds and in a form specified by the Paying Party (such as electronic wire transfer or bank cheque) to the Receiving Party, or otherwise as set out in the written direction of the Receiving Party if that written direction is received by the Paying Party more than 2 Business Days before the date upon which payment of the amount is due.
2 Shares
Sale and purchase
2.1	The Vendor sells and the Purchaser purchases, the Sale Shares, free from all Security Interests, for the Purchase Price and in accordance with this Deed.
All of the Sale Shares
2.2	Neither the Vendor nor the Purchaser will be obliged to complete the purchase of any of the Sale Shares unless the purchase of all of the Sale Shares is completed simultaneously.
Waiver of pre-emption rights
2.3	The Vendor waives and, prior to Completion, must obtain the waiver from all other relevant persons, of all restrictions on transfer (including pre-emption rights) that might exist for the Sale Shares, whether under the constitution of the Company or otherwise.

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3 Payment of Deposit, Purchase Price and Adjustment Amount
Payments on signing
3.1	Upon signing this Deed:
(a)	the Purchaser must pay the Deposit to the Stakeholder; and

(b)	the parties must direct the Stakeholder to immediately invest the Deposit:
(i)	in an interest bearing account with the Transaction Bank on 24 hour call;

(ii)	in the joint names of the Vendor and the Purchaser; and

(iii)	with the Stakeholder named as the sole signatory to the Deposit Account.
Release of deposit
3.2	Subject to clause 3.4, the Deposit and all interest earned on the Deposit is to be dealt with as follows:
(a)	on Completion, the parties must direct the Stakeholder to pay the Deposit together with 50% of the interest credited to the Deposit Account to the Vendor and the balance of the interest to the Purchaser;

(b)	the parties must direct the Stakeholder to pay the Deposit, together with all interest credited to the Deposit Account, to the Vendor if this Deed is terminated by the Vendor relying on default by the Purchaser; or

(c)	the parties must direct the Stakeholder to pay the Deposit, together with all interest credited to the Deposit Account, to the Purchaser if this Deed terminates by operation of clause 4.1.
Exclusion of interest
3.3	Interest earned on the Deposit does not form part of the Purchase Price.
Deduction of charges
3.4	No payment may be made to the Vendor and/or the Purchaser under this clause unless all bank charges and Taxes levied on or payable on the investment and withdrawal of the Deposit have been deducted.
Deposit letter
3.5	On signing this Deed, the Vendor and the Purchaser must sign and deliver the Deposit Letter to the Stakeholder.
Release and directions
3.6	Except as ordered by a court of competent jurisdiction, no payment may be made out of the Deposit Account except:
(a)	as provided in clause 3.2; and

(b)	upon receipt by the Stakeholder of a written direction signed by both parties.
3.7	Each party agrees to direct the Stakeholder in writing as required to give full effect to the provisions of this Deed.

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Payment of balance of Purchase Price
3.8	The Purchaser must pay the Completion Payment Amount to the Vendor at Completion.
Adjustment Amount
3.9	The Adjustment Amount will be payable in accordance with the provisions in clause 7.
Intercompany Amounts
3.10	The Vendor must pay to the Company the Intercompany Receivables in accordance with the provisions in clause 7.

3.11	The Purchaser must procure that the Company pays to the Vendor the Intercompany Payable in accordance with the provisions in clause 7.
Currency of Payments
3.12	The interest on the Deposit pursuant to clause 3.2 (which is denominated in Australian dollars) must be paid to the Vendor in Australian dollars.

3.13	The following payments will be denominated in New Zealand dollars but must be paid to the Vendor in Australian dollars at an exchange rate of AUD$0.9220 to NZ$1.00:
(a)	the Deposit;

(b)	the Completion Payment Amount; and

(c)	the Adjustment Amount.
3.14	For the avoidance of doubt, all other payments required under this Agreement must be made in New Zealand dollars.
4 Termination if Australian Conditions Fail
4.1	If the Australian Sale Contract is terminated by the purchaser or the vendors under the Australian Sale Contract pursuant to clause 4.5 of the Australian Sale Contract (condition precedent not satisfied or waived), this Agreement will automatically terminate.
5 Pre-Completion
Pre-Completion notices
5.1	At least 10 Business Days before the Completion Date the Purchaser must nominate to the Vendor in writing:
(a)	new directors of the Company;

(b)	the address of the new registered office of the Company; and

(c)	the new name of the Company which must not contain any words, expression which refer to any of the Brands or “SPHC” or any words or expression which are similar or may be mistaken to be referring to any of the Brands or “SPHC” and reasonably acceptable to the Vendor.

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Business to be conducted in ordinary course
5.2	Except as is disclosed in the Disclosure Schedule or as may be required to give effect to or comply with an express provision of this Deed or any law or regulation or in so far as the Purchaser has given its written consent (such consent not to be unreasonably withheld or delayed), until Completion the Vendor will use its reasonable endeavours to ensure that the Company:
(a)	conducts its Business in the ordinary course and substantially in the same manner as it was conducted prior to the date of this Deed other than in relation to the General Manager of the Company whose employment will be terminated by the Company prior to Completion on terms reasonably acceptable to the Purchaser and re-employing the General Manager in an entity within the Vendor Group prior to Completion on terms and conditions of employment no less favourable than those provided by the Company;

(b)	without prejudice to the generality of clause 5.2(a), does not:
(i)	enter into any contract or commitment which involves any capital expenditure for more than $100,000 per item and $375,000 in aggregate, in each case exclusive of GST, except for any contract or commitment which:
(A)	is contracted or committed and paid in full by the Company before Completion;

(B)	is incurred to carry out emergency repairs (on such terms as are set out in clause 7.5 of the NZ Management Contract as if the NZ Management Contract was in effect); or

(c)	would be consistent with the Company’s capital budget for the financial year ending 31 December 2005 as contained in the Data Room or with the new budgets agreed between the Purchaser and the Vendor between the date of this Deed and Completion;
(ii)	enter into, amend or terminate any agreement or incur any commitment not in the ordinary course of business which is either not capable of being terminated without compensation at any time or with 12 months’ notice or less or which involves or may involve total annual expenditure in excess of $100,000;

(iii)	acquire, dispose of, or create a Security Interest over, any of the Assets other than acquisitions or disposals in the ordinary course of business and for less than $150,000;

(iv)	distribute or return any capital or declare, approve payment of or pay any dividend to its members;

(v)	issue or agree to issue any shares, units, options, notes, debentures or securities which are convertible into shares in the Company;

(vi)	alter the Company’s constitution;

(vii)	without consulting with the Purchaser, employ any person:
(A)	where that employment would materially increase the operating costs of the Company; or

(B)	with an annual remuneration package of more than $150,000;

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(viii)	except in the ordinary course of business or as disclosed in the Data Room, terminate, change the terms of employment to a material extent, or pay or provide any bonus, to any Employee;

(ix)	acquire or agree to acquire any share, shares, notes, debenture or other interest (including a contractual interest) in any company, partnership, trust or other venture;

(x)	settle an insurance claim instituted by or on behalf of the Company where the sum claimed exceeds $250,000; or

(xi)	enter into any guarantee, indemnity or other agreement to secure any obligation of a third party (excluding obligations of the Company) or create any Security Interest over any of its assets or undertaking in any such case other that in the ordinary course of business.
5.2A	The Vendor shall, at least weekly (if feasible), meet with the Purchaser to review and discuss the conduct and trading results of the Business and to discuss the ongoing conduct of the Business and the hotel in accordance with clause 5.2.

5.2AA	The Vendor and Purchaser shall establish a liaison committee to be made up of appropriate persons nominated by them. The role of the liaison committee will be to: facilitate the Vendor and Purchaser liaising in respect of, and ensuring a smooth transition on, the sale of the Sale Shares; work together towards an orderly Completion (including the preparation of Adjustments Statements and other necessary documentation and information); and allow the Purchaser to become familiar with the Business. The Vendor and the Purchaser agree to use their best commercial endeavours to procure that the committee adequately performs its role.

5.2B	The Vendor will provide the Purchaser access to the Data Room between the date of this Deed and the date of Completion.

5.2C	Prior to Completion, the Vendor will use reasonable efforts to procure that the trade marks “Chameleon” and “emerge HEALTH CLUB AND SPA” are transferred into the name of the Company.
Obligations of Vendor on Completion
5.3	If, before Completion, the Purchaser becomes aware of a breach by the Vendor of clause 5.2 then the Purchaser shall:
(a)	promptly notify the Vendor and provide reasonable details of the breach; and

(b)	if the breach is capable of remedy, not make any claim in respect of that breach or take any other action against the Vendor under this Deed in respect of that breach without first giving the Vendor at least 20 Business Days to remedy the breach. For the avoidance of doubt, there is no obligation on the Vendor to remedy any such breach after being notified of the breach pursuant to clause 5.3(a). If any part of that 20 Business Day period falls after Completion, the Vendor may have access to the Property during that part of the period:
(i)	for the purposes of remedying the relevant breach; and

(ii)	if it complies with the Purchaser’s reasonable requirements in relation to access to the Property and the remedying of the breach; and

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(c)	if the breach is not capable of remedy or if the Vendor has not remedied the breach within the time period specified in clause 5.3(b), any claim in respect of that breach will be treated as a warranty claim under clause 8 of this Deed.
Insurance Policies
5.4	The Vendor shall, and shall procure that each Vendor Group member shall continue in force all policies of insurance maintained by them in respect of the Assets, Property and the Business until Completion and will have the interest of the Purchaser noted on each such policy of insurance. For the avoidance of doubt, the Vendor shall pay, and shall procure that each Vendor Group member and the Company pays, all premiums falling due for payment prior to Completion in respect of the Insurance Policies when due. Up to Completion, the Vendor will not vary the terms of any Insurance Policy or replace any Insurance Policy with another policy of insurance unless the terms of the new policy are at least equivalent to the terms of the relevant Insurance Policy.

5.5	Subject to clause 5.7, the Insurance Policies will cease to apply to or cover the Company or the Business immediately following Completion except as otherwise provided under the NZ Management Contract.

5.6	From Completion:
(a)	in respect of any Insurance Policy which is a “claims made” basis policy:
(i)	no Vendor Group member will be required to provide or make available to the Company any insurance coverage under any such policy; and

(ii)	the cessation of the application of or coverage under the Insurance Policies will, subject to the terms of the relevant policy, be without prejudice to any accrued claims notified to the relevant insurer which are pending at Completion; and
(b)	in respect of any “occurrence” basis policy, the Company shall continue to benefit from the policy, subject to the terms of the relevant policy, in relation to events occurring prior to Completion but in respect of which no claim has yet arisen at the time of Completion.
5.7	The Vendor and the Purchaser agree that any claims made under any of the Insurance Policies in respect of the Company shall be administered and collected by the Vendor (or by a claims handler appointed by the Vendor) on behalf of the Company. The Vendor will consult with and seek the consent of the Purchaser in relation to settling any claim. The Purchaser shall, and shall procure that the Company shall:
(a)	cooperate fully with the Vendor to enable the Vendor to comply with the reasonable requirements of the relevant insurer; and

(b)	provide such information, assistance and access to Employees (or their successors) as the Vendor may reasonably require in connection with any such claim.
Any monies and other benefits received by the Vendor as a result of such claims shall be paid over or provided to the Purchaser for the benefit of the Company, net of all reasonable costs and expenses of recovery (including all reasonable handling and collection charges by any claims handler appointed by the Vendor).

5.8	In respect of all claims under the Insurance Policies referred to in clause 5.7 which are notified to insurers prior to Completion and all claims subsequently brought under any Insurance Policy which relates to the Company, the Vendor and the Vendor Group:

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(a)	shall be responsible for the deductible on each relevant Insurance Policy; and

(b)	will not be entitled to seek reimbursement of such deductible from the Purchaser.
5.9	Clause 5.6 to 5.9 is a continuing obligation and will not merge or be extinguished on Completion or termination of this Deed.
Vendor Intercompany Debt
5.10	Notwithstanding any other provision hereof, on the Vendor Intercompany Debt Repayment Date, the Vendor must procure that the Vendor Intercompany Debt Assignment Steps are taken by the relevant Vendor Group members and the Company and that the Vendor Intercompany Debt and the Company Intercompany Debt is discharged.
Damage or Destruction
5.11	If before Completion any of the Assets or the Property are damaged, destroyed or otherwise affected, or the Company incurs a Liability or a Loss:
(a)	to a degree that materially and adversely affects the conduct or profitability of the Business or any of the Sale Shares; and

(b)	by Completion the Vendor has not adequately replaced or repaired the Assets or the Property affected or the Purchaser has not received or is not satisfied that it will promptly receive sufficient compensation under any Insurance Policy to cover the Purchaser’s or the Company’s loss suffered, then the Purchaser may elect to:

(c)	make an appropriate adjustment to the Purchase Price as agreed between the Vendor and the Purchaser to sufficiently compensate the Purchaser or the Company for its loss suffered, or failing agreement, as determined by an Expert in accordance with clauses 7.8, 7.11 and 7.12; or

(d)	otherwise vary the terms of this Deed, as agreed by the Vendor and the Purchaser.
Purchaser’s access prior to Completion
5.12	The Vendor must between the date of this Deed and Completion on receiving reasonable notice from the Purchaser:
(a)	provide or ensure the provision of all information and assistance which may reasonably be requested by the Purchaser; and

(b)	permit representatives of the Purchaser to have access to and take extracts from or copies of any books, correspondence, accounts or other records relating to the Business or the Properly in the Vendor’s possession or control or the possession or control of the Company, for the purpose of the Purchaser’s review of the accounts and financial statements of the Company, provided that such access and assistance does not unreasonably interfere with the conduct of the Business.

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6 Completion
Time and place of Completion
6.1	Completion must:
(a)	take place at the offices of Baker & McKenzie, Level 27, 50 Bridge Street, Sydney on the Completion Date, or at such other place as the parties may agree; and

(b)	take place contemporaneously with completion of the Australian Sale Contract.
Obligations of Purchaser on Completion
6.2	On Completion the Purchaser must:
(a)	pay the Completion Payment Amount to the Vendor;

(b)	open new bank accounts for the Company;

(c)	cause the Company to enter into the NZ Management Contract, NZ Non Disturbance Deed and the Shared Services Agreement; and

(d)	cause the relevant financier(s) to enter into the NZ Non Disturbance Deed.
Obligations of Vendor on Completion
6.3	At Completion the Vendor must:
(a)	make available by leaving at the Property or deliver to the Purchaser:
(i)	a registrable transfer of the Sale Shares duly executed by the registered holder in favour of the Purchaser, together with any share certificates for the Sale Shares or a certificate by a director of the Company that no share certificates have been issued for the Sale Shares;

(ii)	all waivers or consents which the Purchaser may reasonably require to enable the Purchaser to be registered as holder of the Sale Shares;

(iii)	all of the following:
(A)	a copy of the Company constitution;

(B)	the Books and Records;

(C)	any Confidential Information in respect of the Company in the possession or control of the Vendor or the Company;

(D)	the certificate of incorporation of the Company;

(E)	the certificate of title for the Property;

(F)	executed originals to the extent available, or copies of the Contracts listed in Schedule 13; and
(iv)	the executed resignations of each of the directors of the Company, in the form set out in Schedule 14, effective from the close of the meetings referred to in clause 6.3(c);

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provided, however, that in relation to items referred to in paragraphs (iii) above (together Records):
(v)	Purchaser recognises that certain Records may relate primarily to the Vendor Group generally rather than specifically to the Company and that the Vendor may retain such Records and will provide copies of the relevant portions to the Purchaser;

(vi)	Vendor may retain all Records prepared in connection with the sale of the Sale Shares, including bids received from other parties and analyses relating to the Company; and

(vii)	Vendor may retain any Tax returns, reports or forms, other than returns, reports or forms that relate solely to the Company and, on request, the Purchaser will be provided with copies or extracts of such returns, reports or forms only to the extent they relate to separate returns or separate Tax liability of the Company;
(b)	cause a meeting of directors of the Company to be held and obtain at the meeting, subject to payment of stamp duty (if any):
(i)	the approval of the registration of the transfers of the Sale Shares;

(ii)	the cancellation of the existing certificates for the Sale Shares; and

(iii)	the issue of new certificates for the Sale Shares in favour of the Purchaser; and

(iv)	the closure of the Company bank accounts ; and

(v)	appropriate documents relating to a change in the name of the Company to a name reasonably acceptable to the Vendor;
(c)	cause a meeting of shareholders of the Company to be held and obtain at the meeting:
(i)	the appointment of those persons nominated under clause 5.1 (a) as directors of the Company and who have consented in writing to act as directors;

(ii)	the acceptance of the resignations of directors received under clause 6.3(a)(v); and
(d)	cause the Manager to execute to the NZ Management Agreement, NZ Non Disturbance Deed and Shared Services Agreement.
Non compliance
6.4	If, despite the Vendor’s best endeavours, the Vendor has not complied with any of the provisions of this clause 6 on the Completion Date, the Vendor may at its option, defer Completion for up to 3 months after 31 October 2005 (in which case the provisions of this clause 6.4 will apply to the deferred Completion).

6.5	If either party has not complied with any of the provisions of this clause 6 on the Completion Date and the Vendor have not made the election to extend Completion pursuant to clause 6.4, the other party may at its option:
(a)	proceed to Completion so far as is practical without affecting its rights under this Deed; or

(b)	terminate this Deed by notice to the non-complying party.

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Defer Completion
6.6	The Vendor may, at their option and on more than one occasion by notice in writing to the Purchaser, defer Completion for up to 3 months after 31 October 2005 (in which case the provisions of this clause 6.6 will apply to the deferred Completion).
7	Adjustment Statement and Intercompany Receivables and Payables Cash float
7.1	Prior to Completion, the Vendor may remove all cash from the Cash float, provided that 2 weeks prior to Completion, the Vendor has given to the Purchaser an estimate of the Cash float to be removed on Completion.
Adjustment Statement
7.2	The Vendor shall procure that as soon as practicable, but in any event within 60 Business Days following Completion, the preparation of the Adjustment Statement in accordance with Schedule 4 and provide a copy to the Purchaser.

7.3	The Purchaser must, in connection with the preparation of the Adjustment Statement:
(a)	provide or ensure the provision of all information and assistance which may reasonably be requested by the Vendor; and

(b)	permit representatives of the Vendor to have access to and take extracts from or copies of any books, correspondence, accounts or other records relating to the Property in the Purchaser’s possession or control or the possession or control of the Company.
7.4	The cost of preparing the Adjustment Statement will be borne equally by the Purchaser and the Vendor.
Dispute
7.5	If the Purchaser disputes the correctness of the Adjustment Statement, the Purchaser may within 10 Business Days of receiving the Adjustment Statement issue a Dispute Notice to the Vendor setting out in reasonable detail the basis of the dispute.

7.6	The parties must negotiate in good faith to resolve any dispute within 10 Business Days after the issue of a Dispute Notice.

7.7	If the dispute is not resolved under clause 7.6, the remaining matters in dispute must be promptly referred by the parties to the Expert for determination.

7.8	The parties must appoint the Expert, which must be an independent firm of chartered accountants selected by agreement between the parties or, failing agreement within 14 Business Days of any party issuing a Dispute Notice, as selected by the President for the time being of the Institute of Chartered Accountants of Australia.

7.9	The Expert must be directed by the parties to determine any matter in dispute as soon as practicable but in any case within 20 Business Days of its appointment by:
(a)	applying the principles set out in Schedule 4;

(b)	having regard to any written submissions made to the Expert by the parties or their representatives within 5 Business Days of the appointment of the Expert;

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(c)	making such enquiries or inspections as the Expert considers in its absolute discretion to be necessary; and

(d)	determining the form and content of the Adjustment Statement and the amount of the Actual Adjustment Amount and providing notice of its determination to all parties.
7.10	The determination of the Expert as to the matters in dispute, the form and content of the Adjustment Statement and the amount of the Actual Adjustment Amount will (in the absence of manifest error) be final and binding on the parties.

7.11	In making its determination the Expert will act as an expert and not as an arbitrator.

7.12	The costs of the Expert shall be borne equally by the Purchaser and the Vendor.
Adjustment
7.13	If:
(a)	the Actual Adjustment Amount as shown in the Adjustment Statement:
(i)	is an adjustment in favour of the Vendor of less than $138,485 then the Vendor will pay an amount to the Purchaser equal to $178,485 less the Actual Adjustment Amount; or

(ii)	is an adjustment in favour of the Purchaser then the Vendor will pay an amount to the Purchaser equal to $178,485 plus the Actual Adjustment Amount in favour of the Purchaser;
(b)	the Actual Adjustment Amount as shown in the Adjustment Statement is an adjustment in favour of the Vendor greater than $218,485 then the Purchaser will pay an amount to the Vendor equal to the excess of the Actual Adjustment Amount over $178,485;

(c)	a Dispute Notice is not issued by the Purchaser in accordance with clause 7.5 then the payment under clause 7.13(a) or 7.13(b) shall be made within 15 Business Days after the date that the Purchaser received the Adjustment Statement and ifa Dispute Notice is issued then the payment under clause 7.13(a) or 7.13(b) shall be made within 5 Business Days of the date that the Expert makes its determination pursuant to clause 7.9.
Intercompany Debt
7.14	The Vendor must procure that the relevant Vendor Group member repay the Intercompany Receivable.

7.15	The Purchaser must procure that the Company repays the Intercompany Payable.

7.16	Ifa Dispute Notice is not issued by the Purchaser in accordance with clause 7.5 then the payment under clause 7.14 and/or 7.15 shall be made within 15 Business Days after the date that the Purchaser received the Adjustment Statement and ifa Dispute Notice is issued then the payment under clause 7.14 and/or 7.15 shall be made within 5 Business Days of the date that the Expert makes its determination pursuant to clause 7.9.

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8	Warranties and indemnity

“As is” condition
8.1	Except as provided for in this Deed, the Business and the Assets are held by the Company:

(a) in its state of repair and condition; and

(b) subject to the Contracts,

in each case as at the date of this Deed.

8.2	Other than as allowed under, or for a breach of, this Deed, the Purchaser shall not make any claim, objection or requisition against the Vendor or rescind or terminate this Deed in respect of:
(a)	the condition of the Business or the Assets, including without limitation, the Property; or

(b)	the terms of any Contract or any breach of any Contract by a party other than the Company.
Vendor Warranties and Indemnities
8.3	The Vendor represents, warrants and covenants to the Purchaser that each statement contained in Schedule 2 is true, accurate and not misleading as at the date of this Deed and on Completion (except where a warranty refers only to one of those dates or to another specific date, that warranty is given only at that date).

8.4	Any Warranty qualified by the expression “to the best of the Vendor’s knowledge” or any similar expression shall, unless otherwise stated, be deemed to refer to the actual knowledge of those persons set out in column (1) of Schedule 15 and the knowledge that such persons ought reasonably to have, after making all due and careful enquiries, in each ease in relation to those Vendor’s Warranties set out against each such person’s name in column (3) of Schedule 15. The Vendor warrants that each person referred to in Schedule 15 is qualified to comment on and has the necessary knowledge, skills and experience to give evidence of the Vendors knowledge in respect of the relevant item.
Purchaser’s Warranties
8.5	The Purchaser and the Purchaser Guarantor each represent, warrant and covenant to and with the Vendor that each of the statements set out in Schedule 3 is true, accurate and not misleading as at the date of this Deed and on Completion (except where a warranty refers only to one of those dates or to another specific date, that warranty is given only at that date).
Other Warranties and conditions excluded and Statutory Actions

8.6	(a)	Except as expressly set out in this Deed, all terms, conditions, warranties and statements (whether express, implied, written, oral, collateral, statutory or otherwise) are excluded to the maximum extent permitted by law and, to the extent they cannot be excluded, the Vendor disclaims all Liability in relation to them to the maximum extent permitted by law.

	(b)	To the maximum extent permitted by law, and without limiting any right to sue for breach of contract under this Deed including clause 8.3, the Purchaser shall not make, and waives any right it may have to make, any claim against the Vendor or any of its

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directors, officers, employees, agents or advisers (including any director, partner, officer or employee of any adviser):
(i)	under section 52 of the Trade Practices Act 1974 (Cth), section 12DA of the Australian Securities and Investment Commission Act 2001 or Part 7.10 of the Corporations Act or the corresponding provision of any state or territory enactment;

(ii)	under any similar provision of any other enactment in any other jurisdiction including the Fair Trading Act 1986 (NZ); or

(iii)	in relation to any common law claim, or claim pursuant to the Contractual Remedies Act 1979 (NZ) or Contractual Mistakes Act 1981 (NZ), for misrepresentation, misstatement or mistake except to the extent arising from fraud;
in respect of the Sale or any other matters which are the subject of this Deed (including the Warranties) or the Disclosure Materials.
Disclosures
8.7	The Purchaser acknowledges the Warranties are given subject to, all matters:
(a)	fairly disclosed in the Disclosure Schedule;

(b)	fairly disclosed in the Disclosure Materials;

(c)	to the extent to which there is an adequate allowance, provision or reserve in the Accounts;

(d)	in the public domain which the Purchaser would have found if it made reasonable inquiries in respect of the Business of major New Zealand newsprint reports over the past 6 months;

(e)	which would be revealed by a search of any public records held by, or by making enquiries of, any Government Agency including the Companies Office Register maintained by the NZ Ministry of Economic Development and the Land Information New Zealand;

(f)	which would have been apparent from:
(i)	an inspection of the Company’s Books and Records contained in the Data Room; and

(ii)	the actual physical inspection of the Assets by the Purchaser, conducted between 9 to 15 July 2005 (inclusive), provided that clauses 8.7(a), (b) and (0(i) do not apply in respect of the Warranties in Schedule 2 paragraphs 5.1 — 5.3 (inclusive),
Conditions of payment and Claims for breach
8.8	Despite any other provision of this Deed, each of the following applies in respect of this Deed.
(a)	The Vendor is not liable to make any payment (whether by way of damages or otherwise) for any breach of any Specified Provision unless a Claim is made in writing by the Purchaser against the Vendor:

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(i)	in the case of any claim under paragraph 25 of Schedule 2 (tax warranties) and/or paragraph 5 of Schedule 18 (tax indemnities), within 6 years after the Completion Date; and

(ii)	in the case of any other claim, within 18 months after the Completion Date.
(b)	The maximum aggregate amount that the Purchaser may recover from the Vendor (whether by way of damages or otherwise) in respect of all breaches of the Specified Provision is:
(i)	in the case of any warranty or indemnity in relation to any Tax, the Purchase Price;

(ii)	in the case of any claim under paragraphs 1, 2, 3, 4, 5, 6, 9.1 and 9.2 of Schedule 2, and clause 8.24(b) to (f), the Purchase Price; and

(iii)	in the case of any other claim, 25% of the Purchase Price.
(c)	The Vendor is not liable to make any payment (whether by way of damages or otherwise) for breach of any Specified Provision in respect of any individual claim (or a series of claims arising from an event or substantially similar circumstances) where the amounts finally adjudicated or agreed against the Vendor (disregarding the provisions of this clause 8.8(c)) in respect of any such claim or series of claims does not exceed $50,000. Where the liability agreed or determined in respect of any such claim or series of claims exceeds $50,000, the Vendor will be liable for the amount of the claim or series of claims as agreed or determined and not merely for the excess. For the purpose of calculating whether the $50,000 amount referred to in this clause has been exceeded, all claims in relation to Tax will be taken to constitute a single individual claim for an amount which is equal to the total of all amounts adjudicated or agreed against the Vendor in relation to Tax, calculated on a cumulative basis throughout the period referred to in clause 8.8(a)(i).

(d)	The Vendor is not liable to make any payment (whether by way of damages or otherwise) for any breach of any Specified Provision in respect of any claim unless the total of all amounts finally adjudicated or agreed against the Vendor (disregarding the provisions of this clause 8.8(d)) in respect of breaches of Specified Provision exceeds $400,000. Where the liability agreed or determined in respect of all claims exceeds $400,000, the Vendor will be liable for the aggregate amount of all claims as agreed or determined and not merely for the excess.

(e)	The Vendor’s Liability in respect of any breach of any Specified Provision will be reduced or extinguished (as the case may be) to the extent that the breach has arisen as a result of any act or omission on or after Completion by or on behalf of the Purchaser.

(f)	The Vendor’s Liability in respect of any breach of any Specified Provision will be reduced or extinguished (as the case may be) to the extent that the breach has arisen as a result of any act or omission by or on behalf of the Vendor where the Purchaser has requested in writing that act or omission.

(g)	If after the Vendor has made any payment to the Purchaser for any breach of any Specified Provision the Purchaser Group receives any benefit or credit by reason of matters to which the breach relates (including a Tax benefit or credit) then if the Purchaser has been fully compensated for the whole of the Loss it suffers (Purchaser’s Loss), the Purchaser must immediately repay to the Vendor a sum corresponding to the amount of the payment made by the Vendor to the Purchaser but only to the extent that any payment from the Vendor when added to any other

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payment received by the Purchaser in respect of the Purchaser’s Loss is in excess of the amount of the Purchaser’s Loss.
(h)	The Vendor will not be liable to make any payment (whether by way of damages or otherwise) for any breach of any Specified Provision:
(i)	where the breach is as a result of any legislation not in force at the date of this Deed including legislation which takes effect retrospectively;

(ii)	where the breach is as a result of or in respect of a change in the judicial interpretation of the law in any jurisdiction after the date of this Deed;

(iii)	where the breach is as a result of or in respect of a change in the administrative practice of any Government Agency after the date of this Deed including any change which takes effect retrospectively;

(iv)	without limiting clause 8.8(g), to the extent that the Purchaser Group is actually indemnified against, or otherwise recovers from a person other than the Vendor in respect of any loss or damage arising out of the breach whether by way of contract, indemnity or otherwise; or

(v)	for any indirect, consequential or economic loss or loss of profit or revenue, however arising.
Acknowledgments
8.9	The Purchaser acknowledges and agrees that:
(a)	except as expressly set out in this Deed, neither the Vendor nor any person acting on behalf of or associated with the Vendor has made any representation, given any advice or given any warranty or undertaking, promise or forecast of any kind in relation to the Sale Shares, the Company, any of the Property, or this Deed;

(b)	without limiting paragraph (a), and except as expressly set out in this Deed and in the Accounts, no representation, no advice, no warranty, no undertaking, no promise and no forecast is given in relation to:
(i)	any economic, fiscal or other interpretations or evaluations by the Vendor or any person acting on behalf of or associated with the Vendor or any other person;

(ii)	future matters, including future or forecast costs, prices, revenues or profits; or

(iii)	the principles to be applied by any Government Agencies with respect to the regulation of the hotel industry and, in particular, matters affecting revenue, prices and charges and service levels.
8.10	The Purchaser acknowledges and agrees that without limiting clause 8.9, and except for the statements made in Schedule 2 and in this Deed, no statement or representation made by the Vendor:
(a)	has induced or influenced the Purchaser to enter into this Deed or agree to any or all of its terms;

(b)	has been relied on in any way as being accurate by the Purchaser;

(c)	has been warranted to the Purchaser as being true; or

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(d)	has been taken into account by the Purchaser as being important to the Purchaser’s decision to enter into this Deed or agree to any or all of its terms.
8.11	The Purchaser acknowledges and agrees that it has competently and diligently carried out an investigation and has examined and acquainted itself concerning all available information which is relevant to the risks, contingencies and other circumstances which could affect its decision to enter into this Deed. The Vendor and the Purchaser each confirm and acknowledge that as at the date of this Deed nothing has come to their attention which would constitute a breach of the representations, warranties or covenants made by the Vendor in this Deed.
Insurance
8.12	Intentionally Deleted.

8.13	Intentionally Deleted.
Restructure of the Purchaser Group or change in accounting policies
8.14	The Vendor will not be liable for any breach of any Specified Provision to the extent that the breach would not have arisen but for any restructure or change in ownership of the Purchaser Group on or after Completion or any change in the accounting policies and changes in tax practices (in a manner consistent with clause 2.1 of Schedule 18) of the Purchaser Group on or after Completion.
Reduction of Purchase Price
8.15	Any monetary compensation received by the Purchaser from the Vendor as a result of any breach by the Vendor of any Specified Provision will be in reduction and refund of the Purchase Price.
Remedies for breach of Specified Provision
8.16	The Purchaser acknowledges that its sole remedy for a breach of a Specified Provision is damages other than specific performance of obligations.
No Liability where breach
8.17	Without limiting the operation of any other provision of this Deed, the Vendor’s Liability in respect of any breach of any Specified Provision will be reduced or extinguished to the extent the Vendor’s Liability has arisen as a result of any breach by the Purchaser of any provision of this Deed.
Mitigation of Losses
8.18	The Purchaser shall procure that all reasonable steps are taken and all reasonable assistance is given to avoid or mitigate any Losses which in the absence of mitigation might give rise to a liability in respect of any claim under this Deed.
Limitation in relation to Tax
8.19	The Vendor are not liable under a Claim for any Loss arising from any matter or circumstance set out in clause 2 of Schedule 18 and clause 1.2(b) of Schedule 18 applies to the Purchaser as if set out in full in this Deed.
Indemnification by Purchaser
8.20	Intentionally Deleted.

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8.21	Following Completion, the Purchaser agrees to indemnify the Vendor Group and its officers, directors, employees and agents and hold them harmless from the liabilities set out in paragraph 3 of Schedule 18.

8.22	The Purchaser and the Purchaser’s Guarantor shall indemnify the Vendor and the Vendor Group and its officers, directors, employees and agents and hold them harmless against any Liabilities, Loss, cost, damage and expense incurred by the Vendor or the Vendor Group in connection with any Claim against the Vendor or the Vendor Group to the extent that the Claim arises from or is connected with any breach by a Purchaser or the Purchaser’s Guarantor of any warranty of the Purchaser set out in Schedule 3 or of any other term of this Deed.
Indemnification by Vendor
8.23	Following Completion, the Vendor shall indemnify the Purchaser Group and its officers, directors, employees and agents and hold them harmless from the liabilities set out in paragraph 5 of Schedule 18.
8.24	The Vendor shall indemnify the Purchaser and the Purchaser Group and its officers, directors, employees and agents and hold them harmless against any Liabilities, Loss, cost, damage and expense incurred by the Purchaser or the Purchaser Group in connection with:
(a)	any Claim against the Purchaser or the Purchaser Group to the extent that the Claim arises from or is connected with any breach by the Vendor of any Specified Provision or of any other term of this Deed;

(b)	the restructure of the Vendor Group prior to Completion including any Claim by a liquidator, receiver or other person against the Company arising in connection with the sale and transfer of the IHG Business by SPHC (NZ) Holdings Limited to the Company, the Vendor Intercompany Debt Assignment Steps and the discharge of the Vendor Intercompany Debt and the Company Intercompany Debt;

(c)	any failure by SPHC (NZ) Holdings Limited to complete the transfer of the Property from SPHC(NZ) Holdings Limited to the Company prior to Completion in accordance with the Restructuring Agreement;

(d)	any failure by SPHC (NZ) Holdings Limited to complete the transfer of the Business and Assets other than the Property from SPHC(NZ) Holdings Limited to the Company prior to Completion in accordance with the Restructuring Agreement;

(e)	the deregistration of the Company from the New Zealand Companies Register on 4 March 2005 and reinstatement of the Company to the Register on 21 July 2005 or otherwise in respect of any Claim arising in connection with the period of deregistration and the period prior to deregistration; and

(f)	Any Claim which AMP NZ Office Featherstone Street Limited may have against the Company or the Purchaser or in respect of the Business or Assets as a result of the operation of the right of first refusal set out in clause 25 of the Management Agreement for Office Power Carpark and Hotel between AMP NZ Office, Featherstone Street Limited and SPHC (NZ) Holdings Limited dated 2 July 2001.

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9	Claims
Notification of Potential Claims
9.1	If the Purchaser or any member of the Purchaser Group becomes aware of any fact, matter or circumstance that gives rise to a claim against the Vendor under this Deed, the Purchaser must as soon as reasonably practicable and in any event within 60 Business Days, give a notice in writing to the Vendor setting out such information and supplying copies of all relevant correspondence as the Purchaser or other member of the Purchaser Group (acting reasonably) determines is reasonably necessary to enable the Vendor to assess the merits of the claim provided that no information prejudicial to the interests of the Purchaser Group need be disclosed.
9.2	Failure to give notice within such period shall not affect the rights of the Purchaser.
Notification of Claims under this Deed
9.3	Notices of claims against the Vendor under this Deed must be given by the Purchaser to the Vendor within the time limits specified in clause 8.8(a), specifying in reasonable detail the legal and factual basis of the claim and may include (in the Purchaser’s discretion) the evidence on which the Purchaser relies and, if practicable, an estimate of the amount of Losses which are, or are to be, the subject of the claim (including any Losses which are contingent on the occurrence of any future event).
9.4	Notwithstanding clause 9.3 if:
(a)	the Purchaser or any Purchaser Group member lodges a claim under the terms of any insurance policy of or applicable to the Purchaser or the Purchaser Group member (Insurance Claim); and
(b)	pursues and conducts the Insurance Claim with due diligence (to the standard of a reasonable insured who would receive the benefit of any payment under the insurance policy), then the time during which the Insurance Claim is being conducted by the Purchaser will not be counted towards the calculation of the time limit specified in clause 8.8(a) during which the Purchaser must commence legal proceedings under clause 8.8(a).
Commencement of Proceedings
9.5	Any claim notified pursuant to clause 9.3 will (if it has not been previously satisfied, settled or withdrawn) be deemed to be irrevocably withdrawn 9 months after the notice is given pursuant to clause 9.3 or in the case of any contingent liability, 9 months after such contingent liability becomes an actual liability and is due and payable unless legal proceedings in respect of it:
(a)	have been commenced by being both issued and served; and

(b)	are being continue to be pursued with reasonable diligence.
Investigation by the Vendor
9.6	In connection with any matter or circumstance that may give rise to a claim against the Vendor under this Deed:
(a)	the Purchaser will allow subject to the Purchaser’s rights and preservation of legal privilege, and must procure that the relevant Purchaser Group member allows, the Vendor and its financial, accounting or legal or other advisers to reasonably

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investigate (including reasonable physical inspections of the Property) the matter or circumstance alleged to give rise to a claim and whether and to what extent any amount is payable in respect of such claim; and
(b)	the Purchaser must disclose to the Vendor material of which the Purchaser is aware which relates to the claim and shall, and may procure that any other relevant members of the Purchaser Group shall, give, subject to their being paid all reasonable costs and expenses, such information and assistance, including access to premises and personnel, and the right to examine and copy or photograph any assets, accounts, documents and records, as the Vendor or its financial, accounting or legal advisers may reasonably request.

(c)	The Vendor agrees to keep all such information provided to it under this clause 9.6 confidential and to use it only for the purpose of investigating and defending the claim in question.
Conduct of Third Party Claims
9.7	If the matter or circumstance that may give rise to a claim against the Vendor under this Deed is a result of or in connection with a claim by or liability to a third party then:
(a)	subject to the Vendor indemnifying the Purchaser or the relevant member of the Purchaser Group concerned against all Losses and Liabilities to the reasonable satisfaction of the Purchaser or the relevant member of the Purchaser Group, the Purchaser must, or the Purchaser must procure that any other member of the Purchaser Group takes such action as the Vendor may reasonably request to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim;

(b)	the Vendor will be entitled to at its own expense and in its absolute discretion, but subject to consultation with the Purchaser and with the consent of the Purchaser, to take such action as it shall deem necessary to avoid, dispute, deny, defend, resist, appeal, compromise or contest such claim or liability (including, without limitation, making counterclaims or other claims against third parties) in the name of and on behalf of the Purchaser or other member of the Purchaser Group concerned and to have the conduct of any related proceedings, negotiations or appeals provided that the Vendor in exercising its rights under this clause must have reasonable regard to the preservation of the reputation and relationships of the Purchaser and the Purchaser Group and must otherwise act in such a manner that will not prejudice the Purchaser’s or the Purchaser Group’s rights or position;

(c)	the Purchaser or other member of the Purchaser Group concerned may not admit, compromise, dispose of or settle such claim without the written consent of the Vendor (not to be unreasonably withheld);

(d)	if the Vendor makes any request pursuant to clause 9.7(a), the Purchaser must, and the Purchaser must procure that any other member of the Purchaser Group takes all reasonable steps to procure that the Vendor is provided on reasonable notice with all material correspondence and documentation relating to the claim as the Vendor may reasonably request that does not prejudice the rights or position of the Purchaser or the Purchaser Group.

(e)	The Vendor agrees to keep all such correspondence and information confidential and to use it only for the purpose of dealing with the relevant claim.
9.8	If the matter or circumstance that may give rise to a claim against the Vendor under this Deed is a result of or in connection with a claim by or liability to a third party in clause 9.7 is in

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relation to Tax, the provisions set out in clause 1 of Schedule 18 apply to the extent specifically provided for in clause 1 of Schedule 18 and otherwise the provisions of this clause 9 apply to such claims.
10	Confidentiality and announcements
Provisions to remain confidential
10.1	Subject to clauses 10.2 and 10.3 each party must not, without the prior written consent of the other parties disclose:
(a)	the content or effect of this Deed;

(b)	prior to Completion, any Confidential Information obtained by it.
Permitted disclosures
10.2	A party may make disclosures:
(a)	to those of its employees, officers, professional or financial advisers and bankers as the party reasonably thinks necessary to give effect to this Deed but only on a strictly confidential basis; and

(b)	in the case of the Purchaser, to the unit holder of the HANZ Trust; and

(c)	if required by law or rules of a securities exchange, after the form and terms of that disclosure have been notified to the other party and the other party has had a reasonable opportunity to comment on the form and terms.
Announcement
10.3	Any party may make announcements or statements at any time in the form and on the terms previously agreed by the parties in writing, which agreement must not be unreasonably withheld.
Confidentiality Deed Poll
10.4	As and from Completion, the Purchaser is released from its obligation to keep the Confidential Information (as that term is defined in the Confidentiality Deed Poll) confidential pursuant to the Confidentiality Deed Poll. For the avoidance of doubt, the Purchaser is not released from its obligations in relation to Recipient Advisors or Recipient Agents under the Confidentiality Deed Poll.
11	Notices
Requirements
11.1	All notices must be:
(a)	in legible writing and in English;

(b)	addressed to the recipient at the address or facsimile number set out below or to such other address or facsimile number as that party may notify to the other parties:
to the Vendor and Vendor’s Guarantor:

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Address: Level 9, 504 Pacific Highway, St. Leonards, NSW 2065 / 230 Victoria Street, #13-00 Buois Junction Towers, Singapore 188024
Attention: Chief Operating Officer ANZSP / Asia Pacific General Counsel
Facsimile no: +612 9437 6811/ +65 6395 6158
with a copy to Baker & McKenzie
Address: Level 27, AMP Centre, 50 Bridge Street, Sydney NSW 2000
Attention: Graeme Dickson
Facsimile no: +61 2 9225 1595
to the Purchaser and Purchaser Guarantor:
Address: -Goldfields House, Level 10, 1 Alfred Street, Sydney NSW 2000
Attention: Kumar Kalyanakumar
Facsimile no: +61 2 9252 7266
with a copy to Henry Davis York
Address: 44 Martin Place, Sydney NSW 2000
Attention: Roger Dobson
Facsimile no: +61 2 9947 6999
(c)	signed by the party or where the sender is a company by an officer of that company or under the common seal of that company; and

(a)	sent to the recipient by hand, prepaid post (airmail if to or from a place outside Australia) or facsimile.
Receipt
11.2	Without limiting any other means by which a party may be able to prove that a notice has been received by another party, a notice will be deemed to be duly received:
(a)	if sent by hand when left at the address of the recipient;

(b)	if sent by pre-paid post, 3 days (if posted within Australia to an address in Australia) or 10 days (if posted from one country to another) after the date of posting; or

(c)	if sent by facsimile, upon receipt by the sender of an acknowledgment or transmission report generated by the machine from which the facsimile was sent indicating that the whole facsimile was sent to the recipient’s facsimile number;
but if a notice is served by hand, or is received by the recipient’s facsimile on a day which is not a Business Day, or after 5.00 pm on a Business Day, recipient’s local time the notice is deemed to be duly received by the recipient at 9.00 am on the first Business Day after that day.

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12	Vendor & Purchaser Guarantees
Vendor’s Guarantee
12.1	In consideration of the Purchaser entering into this Deed, the Vendor’s Guarantor guarantees to the Purchaser the due and punctual performance of:
(a)	all the obligations, commitments, undertakings, warranties and indemnities of the Vendor under or pursuant to this Deed; and

(b)	without limiting the generality of paragraph (a), the obligations of the Vendor under the following provisions of this Deed:
(i)	obligation of the Vendor to make any payment to the Purchaser pursuant to clause 7.13; and

(ii)	obligation of the Vendor to make any payment to the Purchaser for a breach of any Specified Provision pursuant to clause 8.
12.2	If and whenever the Vendor defaults for any reason whatsoever in the performance of any of the Vendor Guaranteed Obligations, the Vendor’s Guarantor must promptly, upon demand, unconditionally perform or procure the performance of, and satisfy or procure the satisfaction of, the Vendor Guaranteed Obligations in regard to which such default has been made in the manner prescribed under this Deed and so that the same benefits shall be conferred on the Purchaser as they would have received if the Vendor Guaranteed Obligations had been duly performed and satisfied by the Vendor.
Separate and principal obligations
12.3	The guarantee and indemnity contained in clauses 12.1 to 12.7 is a principal obligation and is not ancillary or collateral to any other right or obligation. The Purchaser need not take any steps against the Vendor or any other person (other than by serving a demand on the Vendor’s Guarantor) before it enforces this guarantee and indemnity.
Obligations of Vendor’s Guarantor unaffected
12.4	The obligations of the Vendor’s Guarantor under this guarantee and indemnity will not be affected in any way by any act, omission, matter or thing, which except for this provision might operate to release it from its obligations under this clause.
Indemnity
12.5	As a separate and alternative obligation, any amount not paid by the Vendor’s Guarantor under this clause on the basis of a guarantee is recoverable from the Vendor’s Guarantor on the basis of an indemnity payable on demand. For the avoidance of doubt, notwithstanding any provision hereof other than clause 12.7, the parties agree and acknowledge that the scope and extent of the liability of the Vendor’s Guarantor for a breach of this Deed is no greater than the liability of the Vendor.
Time limit
12.6	The rights of the Purchaser and the obligation of the Vendor’s Guarantor pursuant to clauses 12.1 to 12.7 survive Completion but terminates:
(a)	in the case of any claim by the Purchaser under paragraph 25 of Schedule 2 (tax warranties) and/or paragraph 5 of Schedule 18 (tax indemnity), within 6 years after the Completion Date; and

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(b)	in case of any other claim by the Purchaser, within 18 months after the Completion Date, unless there is a claim under clause 9 that remains unresolved between the parties or such extended period applies as referred to in clause 9.4, in which case the obligations of the Vendor’s Guarantor pursuant to clauses 12.1 to 12.7 will continue until the Vendor’s obligations in respect of such claim are fully and completely performed and satisfied.
Excluded Claims
12.7	Notwithstanding any other provision hereof, clauses 12.1 to 12.7 shall only apply to the Vendor Guaranteed Obligations and for the avoidance of doubt to the extent permitted by law but without limiting any right to sue for breach of contract under this Deed (including clause 8.3), does not apply to any Claim made by the Purchaser against the Vendor:
(a)	under section 52 of the Trade Practices Act 1974 (Cth), section 12DA of the Australian Securities and Investment Commission Act 2001 or Part 7.10 of the Corporations Act or the corresponding provision of any state or territory enactment;

(b)	under any similar provision of any other enactment in any other jurisdiction including the Fair Trading Act 1986 (NZ); or

(c)	in relation to any common law claim, or claim pursuant to the Contractual Remedies Act 1979 (NZ) or Contractual Mistakes Act 1981 (NZ), for misrepresentation, misstatement or mistake except to the extent arising from fraud, in respect of the Sale or any other matters which are the subject of this Deed (including the Warranties) or the Disclosure Materials.
Purchaser’s Guarantee
12.8	In consideration of the Vendor entering into this Deed, the Purchaser Guarantor guarantees to the Vendor the due and punctual performance of all the obligations, commitments, undertakings, warranties and indemnities of the Purchaser under or pursuant to this Deed.

12.9	If and whenever the Purchaser defaults for any reason whatsoever in the performance of any of the Purchaser Guaranteed Obligations, the Purchaser Guarantor must promptly, upon demand, unconditionally perform or procure the performance of, and satisfy or procure the satisfaction of, the Purchaser Guaranteed Obligations in regard to which such default has been made in the manner prescribed under this Deed and so that the same benefits shall be conferred on Vendor as they would have received if the Purchaser Guaranteed Obligations had been duly performed and satisfied by the Purchaser.
Separate and principal obligations
12.10	The guarantee and indemnity contained in clauses 12.8 to 12.12 is a principal obligation and is not ancillary or collateral to any other right or obligation. The Vendor need not take any steps against the Purchaser or any other person (other than by serving a demand on the Purchaser Guarantor) before it enforces this guarantee and indemnity.
Obligations of Purchaser Guarantor unaffected
12.11	The obligations of the Purchaser Guarantor under this guarantee and indemnity will not be affected in any way by any act, omission, matter or thing, which except for this provision might operate to release it from its obligations under this clause.

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Indemnity
12.12	As a separate and alternative obligation, any amount not paid by the Purchaser Guarantor under this clause on the basis of a guarantee is recoverable from the Purchaser Guarantor on the basis of an indemnity payable on demand. For the avoidance of doubt, notwithstanding any provision hereof, the parties agree and acknowledge that the scope and extent of the liability of the Purchaser’s Guarantor for a breach of this Deed is no greater than the liability of the Purchaser.
Time limit
12.13	The rights of the Vendor and the obligation of the Purchaser’s Guarantor pursuant to clauses 12.8 to 12.14 survive Completion and are not limited to any particular time period but continue until all obligations of the Purchaser under this Deed have been fully and completely performed and satisfied.
Limitation
12.14	The Purchaser’s Guarantor enters into this Deed only in its capacity as trustee and manager of the HANZ Trust and in no other capacity. A Purchaser Guaranteed Obligation can be enforced against the Purchaser’s Guarantor only to the extent to which it is satisfied out of property of the HANZ Trust out of which the Purchaser’s Guarantor is actually indemnified for the Purchaser Guaranteed Obligation. This limitation of the Purchaser’s Guarantor’s liability applies despite any other provision of this Deed and extends to all Purchaser Guaranteed Obligations.
12.15	No party (other than the Purchaser’s Guarantor) may sue the Purchaser’s Guarantor in any capacity other than as responsible entity of the HANZ Trust, including to seek the appointment of a receiver (except in relation to property of the HANZ Trust), a liquidator, an administrator or any similar person to the Purchaser’s Guarantor or prove in any liquidation, administration or arrangement of or affecting the Purchaser’s Guarantor (except in relation to the property of the HANZ Trust).
12.16	The provisions of clauses 12.14 to 12.18 do not apply to any Purchaser Guaranteed Obligation to the extent it is not satisfied because under the constitution or by operation of law there is a reduction in the extent of the Purchaser’s Guarantor’s indemnification out of the property of the HANZ Trust, as a result of the Purchaser’s Guarantor’s fraud, negligence or breach of trust. The Purchaser’s Guarantor is not to be regarded as being negligent or in breach of trust to the extent to which any failure by the Purchaser’s Guarantor has been caused or contributed to by a failure by any other person to fulfil its obligations in relation to the HANZ Trust or any other act or omission of another person.
12.17	No attorney, agent, receiver or receiver and manager appointed in accordance with this Deed has authority to act on behalf of the Purchaser’s Guarantor in any way which exposes the Purchaser’s Guarantor to any personal liability and no act or omission of any such person will be considered fraud, negligence or breach of trust of the Purchaser’s Guarantor for the purpose of clause 12.16.
12.18	The Purchaser’s Guarantor is not obliged to do or refrain from doing anything under this Deed (including incur any liability) unless the Purchaser’s Guarantor’s liability is limited to the same manner as set out in clauses 12.14 to 12.18.

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13	Liquor Licence
Notice and Consents
13.1	The parties agree that the Purchaser will (at its cost) notify and obtain approval by the relevant Government Agencies within the relevant time period of the change of control of the Company and the appointment of new directors of the Company or take such other steps as may otherwise be necessary in relation to the Liquor Licence as a result of the share sale contemplated in this Deed.
13.2	At the request of the Purchaser, the Vendor must or must procure the Company and the directors of the Company (at the sole cost of the Purchaser) to sign all documents and do such other things as the Purchaser may reasonably require prior to Completion and after Completion in order for the Purchaser to give the notice take any other steps required under clause 13.1.
Purchaser Consent
13.3	The Vendor shall not make an application to vary the Liquor Licence without first seeking consent from the Purchaser.
Completion not delayed
13.4	The obtaining of any consents from or giving of any notices to, the Government Agencies in respect of the Liquor Licences is not a condition to Completion. The Purchaser may not delay Completion on the basis of a failure to receive consent from any Government Authority.
14 Period After Completion
14.1	Access to Records
(a)	The Purchaser shall use its reasonable endeavours to procure that all Books and Records obtained from the Vendor under this Deed are preserved in respect of the period commencing on the Completion Date until the later of:
(i)	6 years from the Completion Date; and

(ii)	any date required by an applicable law.
(b)	After Completion the Purchaser shall, provided the Purchaser’s or the Purchasers Group’s rights are not adversely affected, on reasonable notice by the Vendor acting reasonably and in good faith:
(i)	provide the Vendor and its advisers with reasonable access to the Books and Records obtained from the Vendor under this Deed and allow the Vendor to inspect and obtain copies or certified copies of such Books and Records at the Vendor’s expense; and

(ii)	provide the Vendor and its advisers with reasonable access to the personnel and premises of the Purchaser and the Company as the Purchaser considers is appropriate, for the purposes of assisting the Vendor to prepare tax returns, accounts and other financial statements, discharge statutory obligations or comply with Tax or other legal

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requirements for financial disclosure or to conduct legal or arbitration proceedings, but not proceedings against the Purchaser or Purchaser Group.
(c)	The Vendor shall reimburse the Purchaser for its reasonable costs in retrieving any Books and Records and making personnel and premises available under this clause 14.1.

(d)	In providing any such Books and Records, the Purchaser is not obliged to waive privilege.

(e)	The Vendor shall comply with all steps required by the Purchaser to preserve the confidentiality of the Books and Records.

(f)	The Purchaser agrees that the Vendor may retain copies of any Books and Records which it may require to enable it to comply with any applicable law after the Completion Date.
Taxation Returns
14.2	The Vendor and the Purchaser acknowledge and agree that the provisions of clause 4 of Schedule 18 apply as if set out in full in this Deed.
15 Consents
15.1	Prior to Completion, the Vendor must use its reasonable endeavours to obtain consent to the change in control of the Company from each of the persons listed as contract counterparty in respect of each of the contracts listed in Schedule 20.
16 GST
GST to be added to amount payable
16.1	Unless otherwise expressly stated, all amounts payable under this Deed are expressed to be exclusive of GST. If GST is payable on a Taxable Supply, the amount payable for that Taxable Supply will be the amount expressed in this Deed plus GST. The recipient of the Taxable Supply must pay the GST to the supplier on the earlier of the time of making payment of the consideration on which the GST is calculated and the issue of an invoice relating to the Taxable Supply. The supplier must provide a tax invoice to the recipient as a pre condition for payment by the recipient of the GST.
Impact of GST on calculation of amounts payable
16.2	lf an amount payable under this Deed is calculated by reference to a Liability incurred by a party, then the Liability must be reduced by the amount of any Input Tax Credit to which that party is entitled in respect of that Liability. A party will be assumed to be entitled to a full Input Tax Credit unless it demonstrates that its entitlement is otherwise prior to the date on which payment must be made.

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17	General Provisions
Costs
17.1	Each party must pay its own costs in respect of this Deed and the documents contemplated by this Deed except that Purchaser must pay all stamp duty payable on and in connection with this Deed, the transfer of the Sale Shares and any other documents contemplated by this Deed (other than any document relating to the Vendor Intercompany Debt Assignment Steps or other restructure steps take by the Vendor Group prior to Completion).
Non-merger
17.2	To the extent applicable, the provisions of this Deed are continuing and will not merge or be extinguished on Completion.
Effect of termination
17.3	If this Deed terminates or is terminated under clause 4.1 or 6.5(b):
(a)	the parties are released from the obligation to continue to perform this Deed and any other obligations which by their nature survive termination; and

(b)	each party retains the rights it has against any other party for any past breach of the Deed.
Indemnities
17.4	The indemnities contained in this Deed are:
(a)	continuing, separate and independent obligations of the parties from their other obligations, and survive the termination of this Deed; and

(b)	absolute and unconditional and unaffected by anything which otherwise might have the effect of prejudicing, releasing, discharging or affecting the liability of the party giving the indemnity.
Invalid or unenforceable provisions
17.5	If a provision of this Deed is invalid or unenforceable in a jurisdiction:
(a)	it is to be read down or severed in that jurisdiction to the extent of the invalidity or unenforceability; and

(b)	it does not affect the validity or enforceability of:
(i)	that provision in another jurisdiction; or

(ii)	the remaining provisions.
Waiver and exercise of rights
17.6	A waiver by a party of a provision or of a right under this Deed is binding on the party granting the waiver only if it is given in writing and is signed by the party or an officer of the party granting the waiver.
17.7	A waiver is effective only in the specific instance and for the specific purpose for which it is given.

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17.8	A single or partial exercise of a right by a party does not preclude another or further exercise or attempted exercise of that right or the exercise of another right.

17.9	Failure by a party to exercise or delay in exercising a right does not prevent its exercise or operate as a waiver.
Amendment
17.10	This Deed may be amended only by a document signed by all parties.
Counterparts
17.11	This Deed may be signed in counterparts and all counterparts taken together constitute one document.
Further assurances
17.12	Each party must, at its own expense, whenever requested by another party, promptly do or arrange for others to do everything reasonably necessary to give full effect to this Deed and the transactions contemplated by this Deed.
Assignment
17.13	A party must not transfer, assign, create an interest in or deal in any other way with any of its rights under this Deed without the prior written consent of the other parties.
Entire Agreement
17.14	This Deed together with any documents referred to in this Deed or executed in connection with this Deed is the entire agreement of the parties about the subject matter of this Deed and supersedes any representations, negotiations, arrangements, understandings or agreements and all other communications.
Rights cumulative
17.15	The rights, remedies and powers of the parties under this Deed are cumulative and not exclusive of any rights, remedies or powers provided to the parties by law.
Consents and Approvals
17.16	If the doing of any act, matter or thing under this Deed is dependent on the consent or approval of a party or is within the discretion of a party, then, unless otherwise specified, the consent or approval may be given or the discretion must be exercised reasonably.
Jurisdiction
17.17	Each party irrevocably and unconditionally:
(a)	submits to the non-exclusive jurisdiction of the courts of New South Wales, Australia; and

(b)	waives any claim or objection based on absence of jurisdiction or inconvenient forum.
Service of process
17.18	Each party agrees that a document required to be served in proceedings about this Deed may be served:

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(a)	if originating process or a subpoena to be served on a company or registered body by being sent by post to or left at its registered office, and in all other cases at its address for service of notices under clause 11 ; or

(b)	in any other way permitted by law.
Governing Law
17.19	This Deed is governed by the laws of New South Wales, Australia.
Interest
17.20	Any payment to be made in accordance with this Deed shall attract interest for the period commencing on the date that payment is due and ending on the date that payment is received by the relevant party. Interest will accrue daily and be compounded at monthly intervals at the Interest Rate.
Independent Advice
17.21	Each of the Vendor and the Purchaser confirms it has received independent legal advice relating to all the matters provided for in this Deed and agrees that the provisions of this Deed (including the Disclosure Schedule and all documents entered into pursuant to this Deed) are fair and reasonable.
Time of the Essence
17.22	Time is of the essence of this Deed.
17.23	If the parties agree to vary a time requirement, the time requirement so varied is of the essence of this Deed.
17.24	An agreement to vary a time requirement must be in writing.

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Execution
Executed as an agreement.
Signed by
Hale International Limited
by a duly appointed attorney in the presence
of:

/s/ Phil Lee	/s/ Tony South

Signature of witness	Signature of attorney (I have no notice of revocation of the power of attorney under which I sign this document)

Phil Lee	Tony South

Name of witness (please print)	Name of attorney (please print)

Signed by Six Continents Limited by a duly appointed attorney in the presence of:

/s/ Phil Lee	/s/ Tony South

Signature of witness	Signature of attorney (I have no notice of revocation of the power of attorney under which I sign this document)

Phil Lee	Tony South

Name of witness (please print)	Name of attorney (please print)

Signed by HANZ Holdings (New Zealand) Limited by two directors:

/s/ Robert Thomas Kelly	/s/ Selliah Kalyanakumar

Signature of / director	Signature of director

Robert Thomas Kelly	Selliah Kalyanakumar

Name of director (please print)	Name of director (please print)

83	New Zealand Share Sale Deed Final

Signed by Eureka Funds Management Limited by a director and secretary/director:

/s/ Robert Thomas Kelly	/s/ Selliah Kalyanakumar

Signature of secretary/director:	Signature of director

Robert Thomas Kelly	Selliah Kalyanakumar

Name of secretary/director (please print)	Name of director (please print)

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Schedule 1
Group Structure

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Schedule 2
Warranties
1	Accuracy of Information
1.1	To the best of the Vendor’s knowledge, the information set out in Schedule 1 (Group Structure), Schedule 10 (Property), Schedule 13 (Contracts) and the Disclosure Schedule) is complete, accurate and not misleading by omission or otherwise.
2	Power and Authority
2.1	The Vendor and the Vendor Guarantor are duly incorporated and validly exist under the law of its place of incorporation.

2.2	The Vendor and the Vendor Guarantor have the power and authority to execute this Deed and perform and observe all its terms and each transaction contemplated by this Deed to be performed and observed by them.

2.3	The execution and delivery of this Deed has been properly authorised by all necessary corporate action of the Vendor and the Vendor Guarantor.

2.4	This Deed constitutes a legal, valid and binding obligation of the Vendor and the Vendor Guarantor, enforceable in accordance with its terms by appropriate legal remedy.

2.5	The execution, delivery and performance by the Vendor and the Vendor Guarantor of this Deed and each transaction contemplated by this Deed do not or will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under:
(a)	any provision of the relevant constitution of the Vendor or the Vendor Guarantor;

(b)	any material term or provision of any security arrangement, undertaking, agreement or deed; or

(c)	any writ, order or injunction, judgment, law, rule or regulation to which it is a party is subject or by which it is bound.
3	Solvency
3.1	None of the following has occurred and is subsisting, or is threatened, in relation to the any of the Vendor, the Vendor’s Guarantor or the Company.
(a)	The appointment of a receiver, statutory or official manager or liquidator.

(b)	An application or an order made, proceedings commenced, a resolution passed or proposed in a notice of meeting or other steps taken for:
(i)	the liquidation, winding up, dissolution, or administration of any of the Vendor, the Vendor Guarantor or the Company; or

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(ii)	any of the Vendor, the Vendor Guarantor or the Company entering into an arrangement, compromise or composition with or assignment for the benefit of their creditors or a class of them.
(c)	The Vendor, the Vendor Guarantor or the Company:
(i)	being (or taken to be under applicable legislation) unable to pay its debts, other than as the result of a failure to pay a debt or claim the subject of a good faith dispute; or

(ii)	stopping or suspending, or threatening to stop or suspend, payment of all or a class of their debts.
(d)	The appointment of a controller, receiver, statutory or official manager, administrator receiver or similar officer to any of the assets and undertakings of the Vendor, the Vendor Guarantor or the Company.
3.2	The shares in the Company and the Assets are not liable to a claim by a trustee in bankruptcy or liquidator, or receiver or statutory or official manager.
4	The Company
4.1	The Company:
(a)	is duly incorporated and validly existing under the law of New Zealand; and

(b)	has the power to own the Assets and carry on the Business.
4.2	The only activity of the Company is the holding of the Assets and the conduct of the Business.

4.3	The Company does not hold or beneficially own any shares or other interest in any body corporate.

5	Sale Shares and Units

5.1	The Vendor is the legal and beneficial owner of the Sale Shares.

5.2	On Completion, the Purchaser will acquire the full beneficial ownership of all of the Sale Shares free and clear of any Security Interest (other than a Permitted Encumbrance) or Claim of any person.

5.3	The Sale Shares are all the issued shares in the capital of the Company. The Sale Shares have been validly allotted and issued (including that they have not been issued in violation of any pre-emptive or similar rights of any person) and are fully paid and no moneys are owing in respect of them.

5.4	No person has any right to call for the present or future issue or transfer of any share or debenture or other security (including a convertible security) in or of the Company.

5.5	The Company has not:
(a)	given any financial assistance (as defined in the Companies Act 1993 (NZ)) in connection with the acquisition or issue of its shares otherwise than in accordance with the Companies Act 1993 (NZ);

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(b)	redeemed or repaid any share capital, reduced its share capital or offered or agreed to buy back any of its shares otherwise than in accordance with the Companies Act 1993 (NZ).
5.6	All dividends or distributions declared, made or paid by the Company have been declared, made or paid in accordance with its constitution and in accordance with the Companies Act 1993 (NZ).

6	Constitution

6.1	The affairs and Business of the Company have been conducted in all material respects in accordance with its constitution.

6.2	The copy of the constitution of the Company in the Disclosure Materials is a true, accurate, complete and up to date copy of the constitution of the Company, there have been no amendments, resolutions, minutes or other instruments or documents that materially affect the constitution and the constitution complies with all material applicable laws.

6.3	All statutory books and records of the Company are complete, accurate and not misleading by omission or otherwise, and have been fully and properly kept and are up to date with true, accurate and complete entries and records.

6.4	The Company has:
(a)	complied with all material legal requirements for the filing of returns, particulars, notices and other documents with all Government Agencies;

(b)	complied with all material legal requirements in relation to the conduct of its Business in all material respects; and

(c)	conducted its Business and its affairs generally in accordance with all material applicable laws, orders, regulations, by-laws and other similar requirements.
7	Ownership of Assets and the Business

7.1	Except as disclosed in the Disclosure Material, all Assets:
(a)	are owned by the Company;

(b)	are, where capable of possession, in the possession or under the control of the Company; and

(c)	none of such Assets is the subject of a Security Interest or the subject of any factoring arrangement, conditional sale or credit agreement or Claim by any person.
7.2	The Assets are:
(a)	all the assets used in the Business; and

(b)	all the assets that are needed to conduct the Business in the manner in which it has been conducted in the 12 months before the date of this Deed, other than the Brands and the Holidex Plus Reservation System.

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7.3	The Business and the Assets will be in the same state of repair and condition (subject to fair wear and tear) on Completion as they were as at the date of this Deed.

8	Authorisations and compliance

8.1	No material charge, fine, penalty, order for restitution or compensation or damages and no notice to clean up or take action has been made against the Company in respect of the obligations of it under any Authorisations required to conduct the Business which have not been complied with.

8.2	The Company has not received any fire safety or other notices in respect of the Property or the Assets from a Government Agency which have not been complied with.

8.3	There is no fact or circumstance which may result in the Business being in breach of any Authorisation or which may otherwise result in the revocation, suspension, cancellation, non-renewal or material variation of any Authorisation required to conduct the Business.

8.4	The Company has not, nor have its officers and employees (in the course of their employment) committed or omitted to do any act or thing the commission or omission of which is in material contravention of any law that may have a material adverse impact on the Business.

8.5	The Company is not a party to any contract which is in breach of the Commerce Act 1986 (NZ) or any applicable restrictive trade practices legislation. The Company has not engaged or engages in any conduct or practice which is in breach of that legislation.

9	Property
General
9.1	The Property comprises all the land and buildings owned, leased or occupied by the Company.

9.2	The Company is the legal and beneficial owner of the Property.

9.3	To the best of the Vendor’s knowledge:
(a)	the Company has not received any notice from any person claiming any right, title or interest in the Property;

(b)	no person other than the Company has any present or contingent legal or beneficial right, title or interest in any of the Property and without limitation the Property is free and clear of all Security Interests except for Permitted Encumbrances; and

(c)	the Property is not occupied or entitled to be occupied presently or in the future (as a result of any existing contract, arrangement or understanding) as to whole or part (whether by lease, sublease, agreement, arrangement or understanding) by any third party.
10	Superannuation

10.1	All employment-related superannuation contributions required under any relevant Industrial Instrument in respect of the Employees or prior employees or any applicable agreement for or with the Employees or prior employees have been made.

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10.2	The superannuation fund disclosed in Schedule 16 is the only superannuation fund to which the Company makes a superannuation contribution in relation to the Employees. The superannuation fund provides for a defined contribution in respect of the Employees.

10.3	The Company has satisfied its superannuation commitments (if any) and has made all payments necessary to sufficiently fund the superannuation scheme to a level at which all benefits prospectively and contingently payable to the Employees can be met, and has provided all documents and information as required and in the time required under the Superannuation Schemes Act 1989 in relation to the Employees and prior employees, and to the trustee or offeror of any of the superannuation schemes set out in Schedule 16.

10.4	The Company has not received written notice of any claim or complaint in relation to the superannuation arrangements of the relevant Member Employees or prior employees.

10.5	Except as set out in Schedule 16, the Company has no obligation to any Employees, or to the trustee or offeror of any other superannuation fund or similar arrangement whether under an agreement, contract or any other arrangement, whether express or implied or whether enforceable or otherwise:
(a)	to make superannuation contributions in respect of any Employee or other person; or

(b)	otherwise to make periodical or lump sum payments in relation to any Employee’s superannuation benefit and/or benefit upon retirement.
11	Industrial Relations
11.1	The Company has not signed, any Industrial Instrument or any other contractual agreement with any trade union or employee organisation of any kind, about the Employees.

11.2	There is no existing, threatened or pending industrial dispute or pay claim involving the Company or any of the Employees.

11.3	The Company has not received notification that it has not complied in any respect with, and there are no facts or circumstances which may give rise to any breach of, any contractual, statutory, legal and fiscal obligations of and in relation to its employment of the Employees including all codes of practice, Industrial Instrument and individual employment agreements.
12	Contracts

12.1	Each of the Contracts listed in Schedule 13:
(a)	are the only contracts that involve or may involve total annual expenditure in excess of $250,000;

(b)	is valid, binding and enforceable against the Company in accordance with its terms;

(c)	is at arms length and within the ordinary course of conduct of the Business; and

(d)	does not breach any restrictive trade practices legislation and has not involved in any breach by the Company of the Commerce Act 1986 (NZ) or Fair Trading Act 1986 (NZ).
12.2	In addition to the Contracts, there are no other contracts entered into by the Company that are material to the Business that are:

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(a)	outside the ordinary and proper course of the Business or otherwise materially unusual or onerous; or

(b)	incapable of being fulfilled or performed in accordance with their tenor on time, or only with undue or unusual expenditure of money or effort by the Company.
12.3	The Company has not received notice of termination, rescission, avoidance, repudiation or breach of any Contract or other contract referred to in warranty 12.2 and is not aware (after having made due and proper inquiries) of any fact, matter or circumstance which would lead to any party to a Contract to be in breach of any term of a Contract.

12.4	The Company is not, and has not agreed to become, a member of any joint venture, consortium, partnership or other unincorporated association (other than a recognised trade association in relation to which the Company has no liability or obligation except for the payment of annual subscription or membership fees).

12.5	As at Completion, there are no existing contracts or arrangements material to the Business between, on the one hand, the Company and, on the other hand, any of the Vendor or any other member of the Vendor Group other than on normal commercial terms in the ordinary course of business.
13	Environment

13.1	The Company has not received:
(a)	notification that a law relating to the environment is breached by occupation or use of the Property or the Assets or by the operation of the Business; or

(b)	any notice requiring remediation of the Property or removal from the Property of any contaminant or hazardous substance.
13.2	The Company:
(a)	is conducting, and has conducted the Business; and

(b)	is using, and has used the Properly or the Assets,

in material compliance with a law relating to the environment.
13.3	Except as disclosed in the Disclosure Material, the Vendor is not aware (after having made due and proper inquiry) of the existence of any contaminant or hazardous substance in relation to any Property.

14	Disputes and Litigation

14.1	To the best of the Vendor’s knowledge, there are no disputes with any supplier or threatened disputes, including any dispute with a travel agency, consortia or airline.

14.2	The Company has not received notice that there are disputes or threatened disputes with any person including in relation to the local community due to the operations of the Property.

14.3	The Company in respect of its Business, is not involved in any proceeding before or investigation by any Government Agency, tribunal, committee or board of enquiry nor by any

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royal commission of enquiry and no notice has been received to the effect that such proceeding or investigation is pending or threatened.

14.4	No statutory or contractual notices have been served on the Company in respect of any of the Assets or the Business which in any material respect impair, prevent or otherwise interfere with the use of or proprietary rights in the Assets or the Business.

14.5	Neither the Company nor any of its officers or employees (in the course of their employment) is involved in any prosecution, litigation, arbitration proceedings or administrative or governmental investigation or challenge as plaintiff, defendant, third party or in any other capacity. There are no such matters pending or threatened in respect of which verbal or written communication has been given or received by or against the Company or any director or officer of the Company in his/her capacity as such a director or officer.

14.6	There are no facts or circumstances which may give rise to any involvement by the Company in any material prosecution, litigation, arbitration proceedings or administrative or governmental investigation or challenge as plaintiff, defendant, third party or in any other capacity.

15	Intellectual Property

15.1	To the best of the Vendor’s knowledge:
(a)	The Company owns or possesses enforceable licences or other rights to use all intellectual property used in the Business at the date of this Deed and the Completion Date and has not received any notice of infringement of intellectual property rights from any other person.

(b)	The Company has not passed off any of its goods or services as those of any other person and the Company’s use of intellectual property in respect of the Business does not infringe the intellectual property rights of any other person.
16	Licences, Permits Etc

16.1	To the best of the Vendor’s knowledge, the Vendor has fully disclosed to the Purchaser and will at Completion hold all Authorisations, permits, licences, authorities, rights to use, approvals, registrations, qualifications, orders and consents necessary for carrying on the Business (collectively “Permits”) and the Permits will be valid and in good standing and the Company will not be in breach of and will not have received notification that it is in breach of any of them and will not have received notification for failure to comply with any requirements of any of them.
17	Liquor Licence

17.1	The Company has not received notification that it has not complied with the provisions of any applicable liquor licensing legislation or conditions attaching to any Liquor Licence in the proper running of the Property.

17.2	The Company has not received notification that there are complaint proceedings or threatened proceedings under any applicable liquor licensing legislation.

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18	Accounts

18.1	The Business Accounts and Company Accounts have been prepared:
(a)	in accordance with the Accounting Standards and otherwise with applicable law and with the accounting principles, standards and practices generally accepted at the Accounts Date; and

(b)	subject to paragraph (a) above, on a basis consistent, in all material respects, with that adopted in preparing the audited accounts of SPHC (NZ) Holdings Limited (to the extent applicable) for the previous two financial years, and give a true and fair view of the assets and liabilities and of the state of affairs, financial position, performance and results of the IHG Business and business of the Company respectively up to and as at the Accounts Date and of the profits and losses of the IHG Business and the Company respectively for the period concerned.

18.2	Since the Accounts Date, except for performing their respective obligations under the Restructuring Agreement, SPHC (NZ) Holdings has not, in respect of the period from the Accounts Date up to and including 31 August 2005, and the Company has not, in respect of the period from the Accounts Date:
(a)	conducted its business otherwise than in the ordinary course of business, has not disposed of, written down or written off any material assets other than in the ordinary course of business, and has not dealt with any person other than at arm’s length;

(b)	had any change in the financial position, prospects or solvency from that set out in the Business Accounts or Company Accounts (as applicable) except changes none of which individually or in the aggregate has had a adverse effect on SPHC (NZ) Holdings Limited or the Company (as applicable);

(c)	entered into any material capital commitments other than is contemplated by the SPHC (NZ) Holdings Limited’s or the Company’s capital budget as disclosed to the Purchaser in the Disclosure Materials. For these purposes a material capital commitment is one involving capital expenditure of over $250,000 exclusive of GST;

(d)	received any notice or threat of termination of any contract which could reasonably be expected to have a material adverse effect on the profitability of the Business;

(e)	defaulted in paying any material creditor by the date due for payment;

(f)	declared, made or paid any dividend or other distribution to the Vendor or other persons;

(g)	issued or agreed to issue any share capital or units (as applicable) or any other security giving rise to a right over its capital or units (as applicable), except for the issue by the Company of redeemable preference shares to fund its acquisition of the IHG Business pursuant to the Restructuring Agreement; and

(h)	redeemed or purchased or agreed to redeem or purchase any of its share capital or units (as applicable).

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19	Insurance

19.1	The insurance cover relating to the Company is current and, in force and, to the best of the Vendor’s knowledge, no fact or circumstance exists that would render any such insurance void or unenforceable in any respect.

19.2	To the best of the Vendor’s knowledge, the Company has and at all material times has had valid insurance cover in respect of its Business, its Employees and the Assets.
(a)	against all risks normally insured against by companies carrying on the same type of business as the Company or having similar assets;

(b)	for the full amount required by legislation;

(c)	for the full replacement value of its Assets on a per Property basis; and

(d)	from a well-established and reputable insurer.
19.3	To the best of the Vendor’s knowledge, the Company has not failed to give any material notice or present any claim under those policies in a due and timely manner.

20	Employees

20.1	As at the relevant date specified in Schedule 16, the information in relation to Full Time, Part Time, Fixed Term and Casual employees in Schedule 16:
(a)	contains a complete list of all persons employed by the Company on a Full Time or Part Time, Fixed Term or Casual basis;

(b)	contains the date from which each Full Time and Part Time, Fixed Term and Casual employee commenced employment with the Company;

(c)	Intentionally left blank.

(d)	contains all applicable rates of pay (broken down on an hourly, weekly, monthly or annual basis (as the case may be) for each Employee;

(e)	contains each Employee’s accrued long service leave entitlement;

(f)	contains each Employee’s accrued sick leave entitlement;

(g)	contains each Employee’s annual leave entitlement;

(h)	contains details of any contributions by the Company to any superannuation funds for Member Employees;

(i)	contains details of any discretionary and other bonuses to which any Employee may be entitled and details of bonuses paid in the previous 12 months; and

(j)	contains details of the Industrial Instruments that apply to the Employees (including details of any Employees who are not covered by any Industrial Instrument).
20.2	The Company has maintained in accordance with any applicable legislation complete and accurate leave, remuneration and superannuation records in respect of each Employee.

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20.3	The Company has complied in any material respects with any contractual, statutory, legal and fiscal obligations of and in relation to its employment of the Employees including any Industrial Instruments.

20.4	Each Employee is employed by the Company.

20.5	There is no employee share option scheme or like scheme with any of the Employees.

20.6	The Vendor or the Company have paid (in accordance with all applicable contracts, agreements, legislation and/or Industrial Instruments) to all Employees all salary, wages, bonuses, incentive payments and allowances, and have made payment on behalf of or in respect of all Employees of all necessary payments including Income Tax payments, which it is required to pay in respect of their period of employment with the Company to Completion by virtue of the terms of any such contract, agreement, legislation and/or Industrial Instrument.

20.7	All declarations of remuneration for the purposes of the Accident Compensation Corporation assessing levies have been made accurately, and all Accident Compensation Corporation premiums due under the Accident Insurance Act 1998 and the Injury Prevention, Rehabilitation and Compensation Act 2001 have been paid. Notification has been given of all actual or potential accident compensation claims. No notification has been received of an event which will increase the annual premium in any material respects.

21	Delegation of powers

21.1	There are no powers of attorney or other authorities given by the Company which could authorise any person to bind the Company or deal with the whole or any part of the Business or Assets.

21.2	There is no offer, tender, quotation or similar intimation given or made by the Company that is still outstanding and relates to the Sale Shares.

22	Intercompany Debts and Arrangements

22.1	As at the Completion Date there will be:
(a)	no loans to the Vendor Group and/or any director of any of the Vendor Group other than as provided for in the Adjustment Statement;

(b)	no transactions to acquire assets of the Company on an other than fair market value basis for the Company;

(c)	no amounts payable whether present, unascertained, immediate, future or contingent between the Vendor Group and the Company other than as provided for in the Adjustment Statement.
23	Undertakings

23.1	Summary details of all Security Interests, outstanding guarantees, indemnities, mortgages, charges, pledges, liens, assignments, suretyship or other security agreement or arrangement given other than in the ordinary course of business;
(a)	by the Company; or

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(b)	for the benefit of the Company
in excess of $250,000 are fully disclosed in the Data Room and copies of such documents are up to date, complete, accurate and not misleading by omission or otherwise.

23.2	As at the Completion Date the Company:
(a)	has no outstanding or available financial facilities (which for the avoidance of doubt shall exclude any operating leases in the ordinary course) owed to or made available by any person; or

(b)	has not, except for the Permitted Encumbrances and any provisions contained in contracts forming part of the Disclosure Material, provided or granted any guarantees, indemnities, mortgages, charges, pledges, liens, suretyship or other security agreement or arrangement to any person.
23.3	As at the Completion Date the Company is not a party to any one or more derivative contracts in respect of which the Company may incur a liability in excess of $250,000.

24	Construction

24.1	In respect of the Property there are no building, construction, refurbishment, repair, engineering or other works in progress nor are there any individual contracts in respect of which the Company continues to have obligations in each case with an individual contract value in excess of $250,000 other than those set out in the Disclosure Schedule.

24.2	The Vendor has provided in the Data Room true and complete copies of all building contracts and appointments affecting the Property which have an individual contract value in excess of $250,000 and which have been entered into in the last three years immediately prior to the date of this Deed.

24.3	In this paragraph 24.3, the expression “Construction Documentation” shall mean building contracts relating to the Property:
(a)	in respect of which a certificate of practical completion was issued in the last three years immediately prior to the date of this Deed; and/or

(b)	relating to works in progress and “Relevant Claim” shall mean a written claim the value of which is in excess of $250,000.

In respect of the Construction Documentation there are no outstanding:
(a)	Relevant Claims for financial compensation, extension of time or variation; or

(b)	Relevant Claims against the Company by any counterparty to the Construction Documentation alleging failure by the Company to perform its obligations under the relevant Construction Documentation; or

(c)	Relevant Claims against any counterparty to the Construction Documentation for failure by such counterparty to perform any obligation of that counterparty under the Construction Documentation.

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25	Taxation

25.1	All Income Tax payable by or in respect of the Company for any Tax Year ending before Completion has been duly paid or will be provided for in the Adjustment Statement.

25.2	In relation to the Straddle Year, all Income Tax payable by or in respect of the Company for income, profits or gains derived, or transactions occurring, in that part of the Straddle Year which ends at Completion, has been duly paid or will be provided for in the Adjustment Statement.

25.3	There is no Audit of the Company being conducted by a Taxation Authority as at the date of this Deed in relation to the Taxes referred to in this warranty 25;

25.4	No Tax litigation between the Company and any Taxation Authority is unresolved as at the date of this Deed in relation to the Taxes referred to in this warranty 25.

25.5	The Company has obtained a New Zealand Inland Revenue Department number

25.6	On and from 31 March 2000:
(a)	as at Completion, all Tax returns and like documents in relation to the Taxes referred to in this warranty 25 required to be filed or lodged by or in respect of the Company with Taxation Authorities including pre-Completion returns in respect of any period before Completion have been or will be duly filed or lodged within the timeframe required by law. Such Tax returns and like documents contains correct information and on a proper basis;

(b)	there are no private binding tax rulings in respect of Income Tax or requests for tax rulings in respect of Income Tax lodged by the Company;

(c)	the Company has maintained proper records in accordance with the requirements of the law in relation to its Tax returns and like documents;

(d)	all necessary asset registers and supporting information required to enable the written down value or adjustment value of depreciating assets held by the Company to be determined and substantiated in accordance with the terms of the Income Tax Act 2004 (NZ) have been provided;

(e)	the Company has not entered into any agreement which now or in the future may extend the period of assessment or collection of any Income Tax; and

(f)	the Company has no permanent establishment (as that expression is defined in any relevant double taxation agreement current as at the date of this Deed) outside New Zealand.

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Schedule 3
Purchaser and Purchaser Guarantor Warranties
1	Power and Authority
(a)	The Purchaser and the Purchaser Guarantor are duly incorporated and validly exist under the law of its place of incorporation.

(b)	The Purchaser and the Purchaser Guarantor have the power and authority to execute and exchange this Deed and perform and observe all its terms and each transaction contemplated by this Deed to be performed and observed by it.

(c)	The execution and delivery of this Deed has been properly authorised by all necessary corporate action of the Purchaser and the Purchaser Guarantor.

(d)	This Deed constitutes a legal, valid and binding obligation of the Purchaser and the Purchaser Guarantor, enforceable in accordance with its terms by appropriate legal remedy.

(e)	The execution, delivery and performance by the Purchaser and the Purchaser Guarantor of this Deed and each transaction contemplated by this Deed does not or will not (with or without the lapse of time, the giving of notice or both) contravene, conflict with or result in a breach of or default under:
(i)	any provision of the relevant constitution of the Purchaser or the Purchaser Guarantor;

(ii)	any material term or provision of any security arrangement, undertaking, agreement or deed; or

(iii)	any writ, order or injunction, judgment, law, rule or regulation to which they are a party or is subject or by which they are bound.
2	Solvency
(a)	None of the following has occurred and is subsisting, or is threatened, in relation to the any of the Purchaser or the Purchaser Guarantor.
(i)	The appointment of an administrator or liquidator.

(ii)	An application or an order made, proceedings commenced, a resolution passed or proposed in a notice of meeting or other steps taken for:
(A)	the liquidation, dissolution, or administration of the Purchaser or the Purchaser Guarantor; or

(B)	the Purchaser or the Purchaser Guarantor entering into an arrangement, compromise or composition with or assignment for the benefit of its creditors or a class of them.
(iii)	The Purchaser or the Purchaser Guarantor:
(A)	being (or taken to be under applicable legislation) unable to pay its debts, other than as the result of a failure to pay a debt or claim the subject of a good faith dispute; or

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(B)	stopping or suspending, or threatening to stop or suspend, payment of all or a class of its debts.
(iv)	The appointment of a receiver, receiver and manager, administrator receiver or similar officer to any of the assets and undertakings of the Purchaser or the Purchaser Guarantor.

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Schedule 4
Adjustment Statement
For the purposes of this Schedule 4:
Accruals means the monetary value of all goods and services received by the Company before the Completion Date which have not been paid for by the Company as at 12:01am on the day after the Completion Date, any wages, salaries, PAYE, GST, accrued Income Tax and rates and annual leave entitlements for the calendar month in which the Completion Date falls and any amount in respect of bonuses for 2005 and prior years and for the period up to Completion in respect of Employees, which will be apportioned on a pro-rata basis.
Accrued Income means the monetary value of all goods and services provided by the Company before the Completion Date for which revenue has not been received by the Company as at 12:01am on the day after the Completion Date.
Cash means the aggregate amount of cash float at the Property and the balances in the Company’s general ledger.
Current Guest Accounts means uninvoiced accounts of guests staying at any Property as at Completion who are booked to remain at that Property after Completion and uninvoiced or invoiced but unpaid accounts of corporate clients in respect of guests who have stayed at any Property prior to Completion.
Current Guest Deposits means advanced deposits and receipts of guests who will be staying at or using the services provided at any Property following the Completion Date and any sums credited to corporate client accounts in respect of guests who will be staying at or using the services provided at any Property following the Completion Date.
Receivables means all the book and other debts arising out of or attributable to the operations of the Company as at 12:01am on the day after the Completion Date including any Intercompany Receivables, Accrued Income, Prepayments, rights to repayments of Tax and rates, and to receive payment for services rendered before Completion but not invoiced before such date which shall include that portion of Current Guest Accounts relating to the period prior to Completion, but for the avoidance of doubt, not including deferred tax or any such book or other debts owed by the Company to another member of the Vendor Group.
Deferred Income means all payments received by the Company before the Completion Date relating to a service to be provided by the Company on or after the Completion Date including any Current Guest Deposits.
Intercompany Payables means all indebtedness due at Completion from the Company to the Vendor Group.
Intercompany Receivables means all indebtedness due at Completion from the Vendor Group to the Company.
Inventory means all stock of unconsumed foodstuffs, soft drinks, beers, wines, spirits and other alcohol and tobacco products, bottles, cases, pallets, unused consumable items and consumable stores, health and beauty treatment products, light equipment and accessories still listed on the inventory, fuel, cleaning materials, stationery and maintenance supplies for which the immediately packaging is unopened and all other items which have prior to the date of this Deed, in the ordinary course, been regarded as stock and used in the Business, which are unused and for which the immediate packaging is unopened, owned beneficially by the Company and held at the Property in connection with the

55	New Zealand Share Sale Deed
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Business at Completion but for the avoidance of doubt not including any of the Excluded Assets or stock items that are in circulation or that have already been expensed;
Payables means all indebtedness of the Company as at 12:01 am on the day after the Completion Date including, without limitation, Intercompany Payables, creditors, overdrafts, monies held on account, bills of exchange, Tax, Accruals and Deferred Income but excluding, for the avoidance of doubt, deferred tax.
Prepayments means all prepayments made by the Company before the Completion Date which relate to a supply to any such company of goods and/or services to be provided in the ordinary and usual course of business on or after the Completion Date.
Provisions means any provision of the Company which is required to be made at Completion in accordance with the policies set out in this Schedule 4.
1	General

1.1	The Adjustment Statement will be prepared by the Vendor in accordance with the Accounting Standards as adjusted for the specific items discussed below in Schedule 4 and adjusted for the principles used in the Accounts. The Actual Adjustment Amount will include any balance relating to inter-company balances as between, on the one hand, the Vendor Group, and on the other hand, Company. For the avoidance of doubt, notes to Accounts are not included in the Adjustment Statement.

2	Current Assets
Inventory
2.1	Any items of Inventory which are unsaleable, unusable, spoilt or out of date shall be excluded from the Inventory.
Other current assets
2.2	Other current assets comprise prepayments and other debtors (excluding those included in calculating the Receivables) and should be recognised to the extent that they are recoverable within one year of the Completion Date. Prepayments will be computed by reference to the time period to which the expenditure relates.
3	Current Liabilities
Provisions
3.1	Provisions include all employee entitlement provisions in respect of annual leave and long service leave equal to or less than 12 months. Employee entitlement provisions included within the Adjustment Statement are to be calculated at 70% of the face value of the provision to provide an effective after-tax position. For the avoidance of doubt, this provision shall not include any amounts in respect of severance or redundancy payments.

56	New Zealand Share Sale Deed
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4	Non Current Liabilities
Provisions
4.1	Provisions include all employee entitlement provisions in respect of long services leave for more than 12 months. Employee entitlement provisions included within the Adjustment Statement are to be calculated at 70% of the face value of the provision to provide an effective after-tax position.
5	Aggregation

5.1	Each entry shall be the aggregate of the separate amounts in respect of any heading for the Company.

6	Estimated Adjustment Amount

6.1	For the avoidance of doubt the Estimated Adjustment Amount equals $178,485 calculated as follows:

Current Assets

Cash	$27,042

Receivables	$722,575

Intercompany Receivables	$700,000

Inventory	$497,429

Other	$—

Current Liabilities

Payables	$(1,453,243)

Intercompany Payables	$—

Provisions	$(315,318)

Non Current Liabilities

Provisions	$—

Estimated Adjustment Amount	$178,485
Actual Adjustment Amount shall be calculated in accordance with the methodology used to determine the Estimated Adjustment Amount.
If the Actual Adjustment Amount is a negative number then it represents an adjustment in favour of the Purchaser and if the Actual Adjustment Amount is a positive number then it represents an adjustment in favour of the Vendor.

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Schedule 5 Pro Forma Accounts for IHG Business and Company as at Accounts Date

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Schedule 6
Intentionally Blank
NIL

59	New Zealand Share Sale Deed Final

Schedule 7
Deposit Letter
1 September 2005
Jones Lang LaSalle Hotels (NSW) Pry Limited
Dear Sirs
Deposit Arrangements
We request that Jones Lang LaSalle Hotels (NSW) Pry Limited act as deposit holder in accordance with the Share Sale Deed to be entered into between Hale International Limited, Six Continents Limited, HANZ Holdings (New Zealand) Limited and Eureka Funds Management Limited as trustee and manager of the Alternative Investment (Hotel and New Zealand) Private Syndicate (Deed). We confirm that the Deed has been or will be executed today.
1.	Terms
We understand that Jones Lang LaSalle Hotels (NSW) Pty Limited agrees to act as an Stakeholder on a short term basis in relation to the Deed on the following terms:
(a)	HANZ Holdings (New Zealand) Limited confirms that it has deposited the Deposit into a controlled moneys account with the Transaction Bank which is in the joint names of the Vendor and the Purchaser and to which the Stakeholder is the sole signatory to such account.

(b)	The Stakeholder is authorised to treat the Deposit as held under its role as Stakeholder in accordance with clause 3.1 of the Deed.

(c)	The Stakeholder must only release the Deposit in accordance with the terms of the Deed.
2.	Limitations on Stakeholder’s liability
Jones Lang LaSalle Hotels (NSW) Pty Limited’s role is as Stakeholder as described in this letter and in the Deed. The Stakeholder’s duties are solely of a mechanical and administrative nature and the Stakeholder is not a trustee or fiduciary for any party. The Stakeholder will not be liable:
•	for any error of judgment or any act done or omitted to be done by the Stakeholder or its officers, employees and agents, except for its own negligence or misconduct; or

•	for any action taken or not taken by a party under the Deed.
Any capitalised term not otherwise defined in this letter has the meaning given to it in the Deed.
The signatories below accept the terms of engagement of the Stakeholder in accordance with the terms of this letter.
Yours sincerely

60	New Zealand Share Sale Deed Final

Hale International Limited
Six Continents Limited
HANZ Holdings (New Zealand) Limited
Eureka Funds Management Limited as trustee and manager of the Alternative Investment (Hotel and New Zealand) Private Syndicate
Accepted by:
Jones Lang LaSalle Hotels (NSW) Pty Limited

61	New Zealand Share Sale Deed Final

Schedule 8
Disclosure Index
The Disclosure Index consists of the attached:
1.	Master Due Diligence Index;

2.	Supplementary Due Diligence Index; and

3.	Supplementary Index — Sensitive Employment Contracts and Accommodation Agreements.

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Schedule 9
Excluded Assets
All equipment and material owned by a service provider under a contract for service with the Company or with the Manager including without limit under the service agreements contained in folder K/7 and A/5 of the Data Room.

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Schedule 10
Property

Hotel:	Title Reference:	Owner:
Intercontinental Wellington	WN59A/373	SPHC Equities Limited

Corner Grey and Featherston
Streets, Wellington, New
Zealand

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Schedule 11
NZ Management Contract

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Schedule 12
NZ Non Disturbance Deed
     The Non Disturbance Deed as set out in Schedule 7 of the New Zealand Management Contract.

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Schedule 13
Contracts

	Name of Agreement	Disclosure Index
(1)	Mercury Energy — Electricity	K/7/005
Supply Agreement
(2)	Ecolab - Affiliation	K/7/016
Agreement
(3)	Reivernet- Hotel Service	K/7/018
Agreement
(4)	ANZ National -	K/8/001
Accommodation Agreement

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Schedule 14
Form of resignation
To:

SPHC Equities Limited
Level 14, Westpac Tower
120 Albert Street
Auckland
I, [insert name], resign as a [director] of SPHC Equities Limited (“the Company”) to be effective from the close of the Directors’ meeting at which this resignation is tabled.
I hereby confirm that I have no claim against the Company in respect of any cause, matter or thing including (but without limitation) any claim for compensation for loss of office, breach of contract or for redundancy or unfair dismissal and that there is not outstanding any agreement or arrangement under which the Company has or could have any obligation to me.
Dated:

Signature of [insert name]

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Schedule 15
Vendor’s knowledge

(1)	(2)	(3)
Person	Area of Business	Vendor’s Warranties
Johanna McPherson	Senior Corporate Counsel	1.1, 6.2, 9.3, 9.4, 15.1, 16.1
Dennis Cook	Director — Statutory Reporting,	1.1, 6.2
Tax & Treasury
George Lee	Director — Asset Management	1.l, 8, 9.3, 9.4, 14.1, 15.1, 16.1,
19.2, 19.3

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473874837483438
Schedule 16
Employee Information

	Complete List of	Commencement		Accrued Long
	Full Time and	Date of each Full	Rates of Pay	Service Leave	Accrued Sick	Accrued Annual	Contributions to
	Part Time	Time and Part	for each	for each	Leave for each	Leave for each	superannuation	Accident
	employees	Time employee	employee	employee	employee	employee	funds (cl.20.1(g) and	Compensation
Hotel	(cl.20.1(a))	(cl.20.1(b))	(cl.20.1(c))	(cl.20.1(d))	(cl.20.1(e))	(cl.20.1(f))	cl.10.1)	(cl.20.7)
InterContinental Wellington (NZ)	* K/12.5/008 Rates and Allowances Schedule Date: 19/7/2005	* K/12.5/008 Rates and Allowances Schedule Date: 19/7/2005	* K/12.5/008 Rates and Allowances Schedule Date: 19/7/2005	* Not Applicable	* K/12.5/003 Sick Report Date: 29/3/2005	* K/12.5/002 Holiday Report Date: 29/3/2005
*

K/12.3/001

New Zealand
Retirement Trust
Employer Application

Date: 16/8/1996

*

K/12.3/001

New Zealand
Retirement Trust Deed
Amendment

Date: 22/7/2003

*

K/12.3/002

Trust Deed Amendment
for New Zealand
Retirement Trust

Date: 21/5/1999,
9/12/1998, 8/11/2001, 16/11/2001

*

K/12.3/004
*

K/12.5/006

General Ledger
Reconciliation - Pre paid workmens
compensation

Date: 31/3/2005

*

K/12.5/009

Workplace Cover
Summary of
Account

Date: 20/6/2005

*

K/12.5/010

Money Transfer
Services
Confirmation
Report

Date: 28/6/2005

70	New Zealand Share Sale Deed Final

473874837483438

	Complete List of	Commencement		Accrued Long
	Full Time and	Date of each Full	Rates of Pay	Service Leave	Accrued Sick	Accrued Annual	Contributions to
	Part Time	Time and Part	for each	for each	Leave for each	Leave for each	superannuation	Accident
	employees	Time employee	employee	employee	employee	employee	funds (cl.20.1(g) and	Compensation
Hotel	(cl.20.1(a))	(cl.20.1(b))	(cl.20.1(c))	(cl.20.1(d))	(cl.20.1(e))	(cl.20.1(f))	cl.10.1)	(cl.20.7)
Hotel Superannuation
Summary
Date: 20/4/2005 *

K/12.3/005

Salary and Benefits Summary

Date: 27/7/2005

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Schedule 17
Disclosure Schedule
Preliminary
1.	A disclosure does not imply the existence of any representation, warranty or undertaking not expressly given in the Deed, nor does it extend the scope of any representation, warranty or undertaking which is expressly given.

2.	Capitalised terms in this Schedule have the same meanings as in the Deed, unless the context otherwise indicates.
General disclosures
1.	The HVS Forecasts were prepared on the basis of the Marketing and Reservation Contributions set out in the 2005 Budget and are not based on the new Marketing and Reservation Contribution set out in the Australian and New Zealand Management Contracts referred to in Schedule 11 and disclosed in document A/7/035 of the Data Room
Specific disclosures
1.	Without limiting the preceding paragraphs, the matters listed in the table below are specifically disclosed. The headings and paragraph references relate to specific Warranties in Schedule 2.

	Warranty
Item	No	Disclosures
Contracts	12.1	Telecom NZ Service Delivery Agreement Voice Services and
		Master Agreement - Both Agreements have expired, but
		Telecom continues to provide services on an informal basis.
		SPHC (NZ) Holdings Limited is reviewing supplier options
		regarding telecommunications and intends to maintain the
		arrangement with Telecom for the benefit of the Company
		pending Completion.

Power and	2.5(b)	Consents to change of control are required for some of the
Authority		contracts, as specified in Schedule 20.

Contracts	12.1	Not all contracts have been properly executed, and some
		contracts do not have the proper legal entity names described
		as parties.

Construction	24
		A construction contract has been entered into with Mainzeal
		Property & Construction Ltd a copy of which is contained in
		K/6.4/003 of the Data Room

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Schedule 18
Taxation clausesTax demands
1.1	Purchaser to notify Vendor
(a)	The Purchaser must:
(i)	give the Vendor a copy of any relevant Assessment within 5 Business Days after the Assessment is received; and

(ii)	within 10 Business Days of becoming aware of a matter that may lead to the making or issue of a relevant Assessment, give full details of that matter to the Vendor.
1.2	Purchaser not to compromise claim
(a)	The Purchaser must not, and shall ensure that the Company and any Purchaser Group member does not, take any action relating to an Assessment that might lead to liability on the part of the Vendor, if the Purchaser has received a notice from the Vendor under clause 1.3(a)(i) or until the time limits set out in clause 1.3(a)(ii) have expired.
1.3	Vendor to contest Assessment
(a)	Following receipt of a notice under clause 1.1, the Vendor may advise the Purchaser of its intention to contest the Assessment by:
(i)	written notice to the Purchaser 5 Business Days before the due date stated in the Assessment for payment of any Tax; and

(ii)	payment of a sum of money to the Purchaser equal to the amount of Tax required to be paid to the relevant Government Agency while action is being taken (but only to the extent that the amount of Tax to be required to be paid to the relevant Government Agency has not been provided for in a proper provision in the accounts of the Company). Such payment is made by way of interest free loan and must be paid to the Purchaser 2 Business Days before the due date stated in the Assessment for payment of any Tax.
(b)	On a written request from the Vendor, the Purchaser must pursue, or cause the person required to pay the Tax under the Assessment to pursue, any action required to contest the Assessment, including, but not limited to:
(i)	a written objection with the Government Agency;

(ii)	an action or appeal to a relevant tribunal body or taxation review authority; or

(iii)	an action or appeal in the High Court of Australia or New Zealand or any higher court or court of competent jurisdiction.
(c)	The Purchaser must notify the Vendor of any determination made by a Government Agency, tribunal or court relating to an action taken under clause 1.3(b) as soon as practicable.

(d)	The Purchaser must, and must cause the Company and Purchaser Group member to, follow all reasonable directions given by the Vendor relating to an action taken under clause 1.3(b), including using any professional advisers nominated by the Vendor.

(e)	The Purchaser must, and must cause the Company and Purchaser Group member to, provide the Vendor with all reasonable assistance on matters relating to an action taken

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under clause 1.3(b), including access to witnesses, documents, personnel and premises. Costs arising from clause (b), (d) and this clause (e) must be borne by the Vendor.
(f)	The provisions of paragraphs (b), (d) and (e) are subject to the proviso that such action or directions or assistance does not prejudice the rights or tax position (present or future, actual or contingent) of the Purchaser.
1.4	Vendor not to contest Assessment
If the Vendor fails to give a notice under clause 1.3(a)(i) in the required time, the Purchaser may, without affecting its rights under this Deed, independently pursue any action relating to the Assessment, including payment of any Tax under the Assessment to the relevant Government Agency.
1.5	No admission to liability
Any decision by the Vendor either to contest or not contest an Assessment does not constitute an admission of liability on the part of the Vendor.

2	Limitations on Vendor liability
2.1	Limitations
(a)	The Vendor is not liable for any Loss that arises where such Loss occurs as a result of:
(i)	the position taken by the Company post-Completion in relation to a Tax law is different to the position taken by the same entity prior to Completion;

(ii)	the Company fails to take action post-Completion as required by a Tax law, including failing to take action within the time allowed; or

(iii)	a Purchaser Group member or the Company fails to take an action that is assumed to have been taken when computing the provision for Tax in the Adjustment Statement.
(b)	The limitation provided for in clause 2. l(a)(i) does not apply where a different position is required by law or where taking such a position as is reasonable. In such a case, the Purchaser must notify the Vendor of the inconsistent position no later than 15 Business Days before it is adopted by the Company.

3	Tax indemnity by Purchaser
3.1	Indemnification by Purchaser
(a)	The Purchaser must indemnify the Vendor and its Affiliates and their employees, directors, employees and agents and hold them harmless from any Liability for Taxes for:
(i)	taxable periods ending after the Completion Date or, in the case of the year in which Completion occurs, relating to the period after Completion;

(ii)	disallowance of an income tax deduction for an expense, loss or outgoing attributable to a Purchaser Tax Act or to a breach by the Purchaser of any covenant contained in clause 4 of this Schedule 18 after the Completion Date;

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(iii)	any withholding required to be made or any notice required to be given at or after the Completion Date;

(iv)	disallowance of a Tax credit or rebate of Tax, such as a dividend rebate, relating to a matter referred to in (i) to (iii) above; or

(v)	amount specifically provided for in the Accounts or Adjustment Statement, or taken into account in determining the value at which any asset or liability is included in the Accounts or Adjustment Statement.
(b)	The indemnification provided in clause 3.1 (a) shall survive Completion and will terminate 6 years after the Completion Date.

4	Tax Returns

4.1	Control of taxation returns, etc
(a)	The Vendor will (at its own costs and expense) prepare and procure and file all Income Tax returns of the Company for Tax Years ending on or before Completion (Pre-Completion Returns) and all other Tax returns of the Company to the extent they relate to any act, matter or transaction occurring before Completion (other relevant returns) and the Purchaser will (at its own cost and expense and in a timely manner) prepare or procure and file all Income Tax returns of the Company for Tax Years commencing before but ending on or after Completion (Straddle Returns).

(b)	The Vendor and Purchaser Group (as appropriate) must lodge any Pre-Completion Returns, Straddle Returns and other Tax Returns within the period required by the law.

(c)	At least 20 Business Days prior to lodging any Pre-Completion Returns, Straddle Returns and Tax Returns the Vendor or the Purchaser (as appropriate) must provide a copy of the proposed return to the other of them and must make any modifications reasonably requested by the other of them.

(d)	If after Completion any Government Agency undertakes an Audit of the Purchaser Group, or issues an Assessment to the Purchaser Group, which relates to any Pre-Completion Return, Straddle Return or Tax Return, or to any act, matter or transaction occurring before Completion (Warranty Items) the Purchaser must immediately give the Vendor written notice of the Audit or Assessment (together with copies of all documents received from the Government Agency) and provide full written details of the Audit or Assessment to the extent that it relates to the Warranties or clause 3 of this Schedule.

(e)	The Purchaser must procure that the Company uses to the full extent possible any deduction, rebate, credit, allowance, rollover, refund or other relief of any kind in respect of Tax which exists as at Completion and is reasonably available to reduce, limit, defer or otherwise mitigate a Liability to Tax which otherwise would or may give rise to a breach of clause 3 of this Schedule or a Warranty.

(f)	Intentionally Deleted.

(g)	The Vendor may require the Purchaser (or any member of the Purchaser Group) to challenge an Assessment in relation to clause 3 of this Schedule or a Warranty claim if the Vendor acts in a manner consistent with clause 1 of this Schedule and clause 9.6 of the Deed.

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(h)	Nothing in this clause 4.1 will be taken to limit the Purchaser’s obligations under other provisions of the Deed.
4.2	Tax refunds
(a)	The Purchaser must pay to the Vendor an amount equal to any credit, refund, rebate or reimbursement allowed by or received from a Government Agency in respect of:
(i)	any Tax paid by the Company before Completion except to the extent that the credit, refund, rebate or reimbursement is already provided for; or

(ii)	any Tax paid by the Company after Completion to the extent the Purchaser has received an amount under clause 3 of this Schedule or received an amount with respect to a Warranty for such Tax.

(iii)	Any amount paid by the Purchaser to the Vendor under this clause 4.2 will be in addition to an increase in the Purchase Price.
(b)	The Purchaser Group must claim the maximum credit, refund, rebate or reimbursement in respect of the any Pre-Completion Returns, Straddle Returns and other relevant returns allowed by law.
4.3	Cooperation
The Vendor and Purchaser shall reasonably cooperate and shall cause their respective affiliates, officers, employees, agents, auditors and other representatives reasonably to cooperate, in preparing and filing all Tax returns, including maintaining and making available to each other all records necessary in connection with Taxes and in resolving all disputes and audits with respect to all taxable periods relating to Taxes. The Purchaser and Vendor recognise that the Vendor and their respective affiliates will need access, from time to time, after the Completion Date, to certain accounting and Tax records and information held by the Company to the extent such records and information pertain to events occurring prior to the Completion Date and therefore the Purchaser agrees to cause the Company to properly retain and maintain such records and allow the Vendor, their affiliates and their respective agents and representatives access to such records on the same terms and set out in clause 14.1 of the Deed.

5	Tax Indemnities

5.1	Intentionally Deleted.

5.2	Following the Completion, the Vendor shall indemnify the Purchaser Group and its officers, directors, employees and agents and hold them harmless from:
(a)	all Liability for Taxes of the Company for the Pre-Completion Tax Period and includes any Liability for any reassessment in respect of tax losses transferred to the Company during the Pre-Completion Tax Period;

(b)	any breach by Vendor Group or the Company (other than, after the Completion, the Company) of any covenant contained in clause 4 of this Schedule 18;

(c)	all Liability for Taxes arising as a consequence of the transfer of the Sale Shares. For the avoidance of doubt, this indemnity does not extend to any Purchaser Tax Act (as defined below);

76	New Zealand Share Sale Deed Final

(d)	all Liability for Taxes in respect of the Vendor undertaking the Vendor Intercompany Debt Assignment Steps and any restructure of the Vendor’s Group prior to Completion; and

(e)	all Liability for Taxes in respect of the Vendor undertaking the pre Completion asset and business transfer in respect of the business of InterContinental Wellington from SPHC Holdings (NZ) Limited to SPHC Equities Limited.
5.3	Notwithstanding the foregoing, the Vendor shall not indemnify and hold harmless any of the Purchaser Group or their officers, directors, employees or agents from any Liability for Taxes attributable to:
(a)	Taxes of the Company for the Pre-Completion Tax Period to the extent of the accrual, if any, established therefore in the Accounts; or

(b)	any action taken after the Completion by the Purchaser Group, or any transferee of the Purchaser Group (other than any such action expressly required by applicable Law or by this Deed) (Purchaser Tax Act) or attributable to a breach by the Purchaser Group of any covenant contained in clause 4 of this Schedule 18.
5.4	Estimated Taxes paid by or on behalf of the Company on or prior to the Completion Date shall be credited to Taxes with respect to the Pre-Completion Tax Period.

5.5	The Vendor’s responsibility under this clause 5 of Schedule 18 to indemnify and hold harmless the Purchaser Group against, or to pay or cause to be paid, any Taxes shall not include any such responsibility with respect to any Taxes collected or withheld by the Company (including, without limitation, all sales and use taxes and all withholding or employment taxes) with respect to events occurring through the Completion Date, the proceeds of which are held by the Company on the Completion Date.

5.6	Following Completion, Purchaser shall, and shall cause the Company to, indemnify the Vendor Group and its respective officers, directors, employees and agents and hold them harmless from:
(a)	all Liability for Taxes of the Company for any taxable period ending after the Completion Date (except to the extent such taxable period began before the Completion Date, in which case Purchaser’s indemnity will cover only that portion of any such Taxes that are not attributable to the Pre-Completion Tax Period);

(b)	all Liability for Taxes attributable to a Purchaser Tax Act or to a breach by Purchaser of any covenant contained in clause 4 of this Schedule 18; and

(c)	all Liability for Taxes of the Company for the Pre-Completion Tax Period to the extent of the accrual, if any, established therefore in the Accounts.
5.7	In the case of any Straddle Period :
(a)	real, personal and intangible property taxes (other than stamp duty) arising as a consequence of entering into or completing this Deed (Property Taxes) of the Company for the Pre-Completion Tax Period shall be equal to the amount of such Property Taxes for the entire Straddle Period multiplied by a fraction, the numerator of which is the number of days during the Straddle Period that are in the Pre-Completion Tax Period and the denominator of which is the total number of days in the Straddle Period; and

(b)	the Taxes of the Company (other than Property Taxes) for the Pre-Completion Tax Period shall be computed as if such taxable period ended at the end of Completion. In

77	New Zealand Share Sale Deed Final

making this computation, income, expenses and other amounts that are referable to a period shall be taken to be referable to each day in that period.
5.8	The Vendor’s indemnity obligation in respect of Taxes for a Straddle Period shall initially be effected by its payment to Purchaser of such Taxes for the Pre-Completion Tax Period. The Vendor shall pay such amount to the Purchaser after demand thereof is made by the Purchaser (but not earlier than 20 Business Days after the date on which the Taxes for the relevant taxable period are required to be paid to the relevant Taxation Authority).

5.9	If the amount of Taxes for the Straddle Period paid by the Vendor Group at any time plus the credit allowed under clause 5.4 of this Schedule 18 exceeds the amount of such Taxes for the Pre-Completion Tax Period, Purchaser shall pay to the Vendor the amount of such excess
(a)	in the case of Property Taxes, at the Completion (Completion Tax Adjustment Amount); and

(b)	in all other cases, within 20 Business Days after the Tax Return with respect to the final liability for such Taxes is required to be filed with the relevant Taxation Authority. The payments to be made pursuant to this clause or clause 5.8 by the Vendor or the Purchaser with respect to a Straddle Period shall be appropriately adjusted to reflect any final determination with respect to Straddle Period Taxes.
5.10	In the event that any party violates the provisions of clause 1 of this Schedule 18 (relating to the settlement or compromise of Tax Claims), such party shall not be entitled to any indemnity payments with respect to any indemnifiable claim (relating to such Tax Claims) pursuant to this clause 5 of Schedule 18.

5.11	The Purchaser acknowledges and agrees that it will not make any claim for indemnification in respect of the availability or otherwise of Tax losses in respect of the Post Completion Tax Period.

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Schedule 19
Brands
CENTRA
CROWNE PLAZA
E-ROOM@CROWNEPLAZA
HOLIDAY INN
INTERCONTINENTAL
PARKROYAL
PRIORITY CLUB
PRIORITY PRIVILEGE
AMBASSADOR
SIX CONTINENTS CLUB
Three Wave Device:
Other devices:

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80	New Zealand Share Sale Deed Final

Schedule 20
Consents

Consent is required of:	Document description

Sky Network Television	Sky Network Bulk Commercial
Limited	Services Agreement (K/7/017)

81	New Zealand Share Sale Deed Final

Schedule 21
Vendor Intercompany Debt Assignment Steps

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